Report of Independent Registered Public Accounting Firm

The Shareholders and the Board of Directors of IBERIABANK Corporation

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of IBERIABANK Corporation and subsidiaries (the Company) as of December 31, 2019 and 2018, and the related consolidated statements of comprehensive income, shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2019, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2019 and 2018, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2019, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the Company’s internal control over financial reporting as of December 31, 2019, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework) and our report dated March 2, 2020, expressed an unqualified opinion thereon.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current period audit of the financial statements that was communicated or required to be communicated to the audit committee and that: (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective or complex judgments. The communication of the critical audit matter does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the account or disclosure to which it relates.

1

Allowance for loan and lease losses

Description of the matter

The Company’s loans and leases portfolio totaled $24 billion as of December 31, 2019, and the associated allowance for loan and lease losses (ALLL) was $146.6 million. As described in Note 1 to the consolidated financial statements, the ALLL for all non-impaired loans (excluding acquired impaired loans) is calculated based on pools of loans with similar risk characteristics including loan type and risk rating. The pool-level allowance is calculated through the application of probability of default (PD) and loss given default (LGD) factors for each individual loan. The PD and LGD factors are calculated by models that utilize historical default and loss information for similar loans. Qualitative adjustments are incorporated into the pool-level analysis in order to adjust the calculated pool-level allowance to reflect the probable incurred losses estimated at the balance sheet date.

Auditing management’s estimate of the ALLL involves a high degree of complexity in testing the models used to calculate the PD and LGD factors utilized in the pool-level allowance calculation. In addition, management’s identification and measurement of the qualitative adjustments used to adjust the calculated pool-level allowance is highly judgmental.

How we addressed the matter in our audit

We obtained an understanding, evaluated the design, and tested the operating effectiveness of the Company’s controls that address the risk of material misstatement over the ALLL process. This included testing controls over management’s review and approval of models used to calculate the ALLL, including the completeness and accuracy of data inputs, assumptions, outputs of those models, and the identification and measurement of qualitative adjustments.

To test the calculation of the PD and LGD factors, we utilized the assistance of our specialists to test the calculation logic and clerical accuracy of the modeling of the PD and LGD factors, as well as the completeness and accuracy of data from underlying systems and data warehouses that are used in the models. We evaluated management’s identification of historical loss periods used in the models and whether these historic loss periods and the respective loss data were representative of current circumstances and of the recent losses incurred in the portfolios.

To test the reasonableness of the qualitative adjustments, we evaluated management’s documentation of the nature of the qualitative adjustments and the underlying rationale for making the adjustments. We obtained and tested support for the amount of the qualitative adjustments. Our procedures also included, among others, evaluating the inputs used by management in determining the qualitative adjustments by obtaining and testing internal and external market data considered by management in determining the qualitative adjustments.

In addition, we evaluated the overall ALLL amount, inclusive of the adjustments for qualitative factors, and whether the amount appropriately reflects losses incurred in the loan portfolio as of the consolidated balance sheet date. For example, we independently compared the overall ALLL amount to those established by similar banking institutions with similar loan portfolios. We also reviewed subsequent events and transactions and considered whether they corroborate or contradict the Company’s conclusion.

/s/ Ernst & Young LLP

We have served as the Company’s auditor since 2007.

New Orleans, Louisiana

March 2, 2020

2

IBERIABANK CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets

	December 31,
(in thousands, except share data)	2019	2018
Assets
Cash and due from banks	$289,794	$294,186
Interest-bearing deposits in other banks	604,929	396,267
Total cash and cash equivalents	894,723	690,453
Securities available for sale, at fair value	3,933,360	4,783,579
Securities held to maturity (fair values of $189,899 and $204,277, respectively)	182,961	207,446
Mortgage loans held for sale, at fair value	213,357	107,734
Loans and leases, net of unearned income	24,021,499	22,519,815
Allowance for loan and lease losses	(146,588)	(140,571)
Loans and leases, net	23,874,911	22,379,244
Premises and equipment, net	296,688	300,507
Goodwill	1,235,533	1,235,533
Other intangible assets	77,168	88,736
Other assets	1,004,749	1,039,783
Total Assets	$31,713,450	$30,833,015
Liabilities
Deposits:
Non-interest-bearing	$6,319,806	$6,542,490
Interest-bearing	18,899,543	17,220,941
Total deposits	25,219,349	23,763,431
Short-term borrowings	204,208	1,482,882
Long-term debt	1,343,687	1,166,151
Other liabilities	609,472	364,274
Total Liabilities	27,376,716	26,776,738
Shareholders’ Equity
Preferred stock, $1 par value - 5,000,000 shares authorized
Non-cumulative perpetual, liquidation preference $10,000 per share; 23,750 and 13,750 shares issued and outstanding, respectively, including related surplus	228,485	132,097
Common stock, $1 par value - 100,000,000 shares authorized; 52,419,519 and 54,796,231 shares issued and outstanding, respectively	52,420	54,796
Additional paid-in capital	2,688,263	2,869,416
Retained earnings	1,322,805	1,042,718
Accumulated other comprehensive income (loss)	44,761	(42,750)
Total Shareholders’ Equity	4,336,734	4,056,277
Total Liabilities and Shareholders’ Equity	$31,713,450	$30,833,015

The accompanying Notes are an integral part of these Consolidated Financial Statements.

3

IBERIABANK CORPORATION AND SUBSIDIARIES

Consolidated Statements of Comprehensive Income

	Year Ended December 31,
(in thousands, except per share data)	2019	2018	2017
Interest and dividend income
Loans and leases, including fees	$1,160,919	$1,086,662	$802,947
Mortgage loans held for sale, including fees	6,710	3,748	4,679
Taxable securities	117,428	107,137	87,359
Tax-exempt securities	8,358	10,634	8,835
Other	16,593	13,448	9,963
Total interest and dividend income	1,310,008	1,221,629	913,783
Interest expense
Deposits	267,227	160,952	79,833
Short-term borrowings	15,739	14,682	7,557
Long-term debt	37,396	32,747	17,547
Total interest expense	320,362	208,381	104,937
Net interest income	989,646	1,013,248	808,846
Provision for credit losses	41,657	40,385	51,708
Net interest income after provision for credit losses	947,989	972,863	757,138
Non-interest income
Mortgage income	63,030	46,424	63,570
Service charges on deposit accounts	51,836	52,803	47,678
Title revenue	25,928	24,149	21,972
Commission income	16,937	8,869	6,020
Broker commissions	8,280	9,195	9,161
ATM and debit card fee income	11,871	10,295	10,199
Credit card and merchant-related income	13,260	12,540	10,904
Trust department income	17,058	15,981	9,705
Income from bank owned life insurance	7,194	6,310	5,082
Loss on sale of available-for-sale securities	(979)	(49,900)	(148)
Other non-interest income	19,945	15,896	18,004
Total non-interest income	234,360	152,562	202,147
Non-interest expense
Salaries and employee benefits	411,869	414,741	379,527
Net occupancy and equipment	79,773	77,246	70,663
Communication and delivery	14,578	15,951	14,252
Marketing and business development	14,161	18,371	13,999
Computer services expense	38,108	39,680	36,790
Professional services	33,284	28,698	48,545
Credit and other loan-related expense	14,448	19,088	18,411
Insurance	17,365	25,274	21,815
Travel and entertainment	10,432	10,035	11,287
Amortization of acquisition intangibles	18,464	21,678	12,590
Impairment of long-lived assets and other losses	925	27,780	12,246
Other non-interest expense	29,349	24,356	26,281
Total non-interest expense	682,756	722,898	666,406
Income before income tax expense	499,593	402,527	292,879
Income tax expense	115,438	32,278	150,466
Net income	384,155	370,249	142,413
Less: Preferred stock dividends	12,602	9,095	9,095
Net income available to common shareholders	$371,553	$361,154	$133,318
4

Income available to common shareholders - basic	$371,553	$361,154	$133,318
Less: Earnings allocated to unvested restricted stock	3,559	3,583	1,210
Earnings allocated to common shareholders	$367,994	$357,571	$132,108
Earnings per common share - basic	$6.97	$6.50	$2.61
Earnings per common share - diluted	6.92	6.46	2.59
Cash dividends declared per common share	1.76	1.56	1.46
Comprehensive income
Net income	$384,155	$370,249	$142,413
Other comprehensive income (loss), net of tax:
Unrealized gains (losses) on securities:
Unrealized holding gains (losses) arising during the period (net of tax effects of $24,278, $10,870, and $6,244, respectively)	85,308	(40,895)	(11,596)
Less: Reclassification adjustment for gains (losses) included in net income (net of tax effects of $230, $10,479, and $52, respectively)	(737)	(39,421)	(96)
Unrealized gains (losses) on securities, net of tax	86,045	(1,474)	(11,500)
Fair value of derivative instruments designated as cash flow hedges:
Change in fair value of derivative instruments designated as cash flow hedges during the period (net of tax effects of $495, $1,174, and $329, respectively)	1,078	4,416	(611)
Less: Reclassification adjustment for gains (losses) included in net income (net of tax effects of $120, $52, and $210, respectively)	(388)	(196)	(390)
Fair value of derivative instruments designated as cash flow hedges, net of tax	1,466	4,612	(221)
Other comprehensive income (loss), net of tax	87,511	3,138	(11,721)
Comprehensive income	$471,666	$373,387	$130,692

The accompanying Notes are an integral part of these Consolidated Financial Statements.

5

IBERIABANK CORPORATION AND SUBSIDIARIES

Consolidated Statements of Shareholders’ Equity

	Preferred Stock		Common Stock
(in thousands, except share and per share data)	Shares	Amount	Shares	Amount	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total
Balance, December 31, 2016	13,750	$132,097	44,795,386	$44,795	$2,084,446	$704,391	$(26,035)	$2,939,694
Net income	-	-	-	-	-	142,413	-	142,413
Other comprehensive income (loss)	-	-	-	-	-	-	(11,721)	(11,721)
Cash dividends declared, $1.46 per share	-	-	-	-	-	(76,615)	-	(76,615)
Reclassification of AOCI to RE due to Tax Act (1)	-	-	-	-	-	8,132	(8,132)	-
Preferred stock dividends	-	-	-	-	-	(9,095)	-	(9,095)
Common stock issued under incentive plans, net of shares surrendered in payment	-	-	366,582	367	(882)	-	-	(515)
Common stock issued	-	-	6,100,000	6,100	479,051	-	-	485,151
Common stock issued for acquisitions	-	-	2,610,304	2,610	208,433	-	-	211,043
Share-based compensation expense	-	-	-	-	16,436	-	-	16,436
Balance, December 31, 2017	13,750	$132,097	53,872,272	$53,872	$2,787,484	$769,226	$(45,888)	$3,696,791
Cumulative-effect adjustment due to the adoption of ASU 2016-01 (2)	-	-	-	-	-	(345)	-	(345)
Net income	-	-	-	-	-	370,249	-	370,249
Other comprehensive income (loss)	-	-	-	-	-	-	3,138	3,138
Cash dividends declared, $1.56 per share	-	-	-	-	-	(87,317)	-	(87,317)
Preferred stock dividends	-	-	-	-	-	(9,095)	-	(9,095)
Common stock issued under incentive plans, net of shares surrendered in payment	-	-	108,686	109	(3,335)	-	-	(3,226)
Common stock issued for acquisitions	-	-	2,787,773	2,788	211,871	-	-	214,659
Common stock repurchases	-	-	(1,972,500)	(1,973)	(146,882)	-	-	(148,855)
Share-based compensation expense	-	-	-	-	20,278	-	-	20,278
Balance, December 31, 2018	13,750	$132,097	54,796,231	$54,796	$2,869,416	$1,042,718	$(42,750)	$4,056,277
Cumulative-effect adjustment due to the adoption of ASU 2016-02 (3)	-	-	-	-	-	1,847	-	1,847
Net income	-	-	-	-	-	384,155	-	384,155
Other comprehensive income (loss)	-	-	-	-	-	-	87,511	87,511
Cash dividends declared, $1.76 per share	-	-	-	-	-	(93,313)	-	(93,313)
Preferred stock dividends	-	-	-	-	-	(12,602)	-	(12,602)
Preferred stock issued	10,000	96,388	-	-	-	-	-	96,388
Common stock issued under incentive plans, net of shares surrendered in payment	-	-	323,288	324	(3,697)	-	-	(3,373)
Common stock repurchases	-	-	(2,700,000)	(2,700)	(202,040)	-	-	(204,740)
Share-based compensation expense	-	-	-	-	24,584	-	-	24,584
Balance, December 31, 2019	23,750	$228,485	52,419,519	$52,420	$2,688,263	$1,322,805	$44,761	$4,336,734

(1) One-time reclassification from AOCI to RE for stranded tax effects resulting from the Tax Cuts and Jobs Act (the “Tax Act”), enacted on December 22, 2017.

(2) Cumulative-effect adjustment to beginning retained earnings for fair value adjustments related to the reclassification of certain equity investments in accordance with ASU 2016-01, adopted as of January 1, 2018.

(3) Cumulative-effect adjustment to beginning retained earnings related to the recognition of pre-existing lease liabilities and previously deferred gains on sale-leaseback transactions in accordance with ASU 2016-02, adopted as of January 1, 2019.

The accompanying Notes are an integral part of these Consolidated Financial Statements.

6

IBERIABANK CORPORATION AND SUBSIDIARIES
Consolidated Statements of Cash Flows

	Year Ended December 31,
(in thousands)	2019	2018	2017
Cash Flows from Operating Activities
Net income	$384,155	$370,249	$142,413
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization, and accretion, including amortization of purchase accounting adjustments and market value adjustments	16,360	(7,534)	(4,113)
Provision for credit losses	41,657	40,385	51,708
Share-based compensation expense - equity awards	24,584	20,278	16,436
(Gain) loss on sale of OREO and long-lived assets, net of impairment	(1,740)	4,429	1,581
Loss on sale of securities available for sale	979	49,900	148
Gain on early termination of FDIC loss share agreements	-	(2,708)	-
Cash paid for early termination of FDIC loss share agreements	-	(5,637)	-
Deferred income tax expense	30,703	153,518	71,257
Originations of mortgage loans held for sale	(1,967,532)	(1,469,847)	(1,844,358)
Proceeds from sales of mortgage loans held for sale	1,933,973	1,543,724	1,922,003
Realized and unrealized gain on mortgage loans held for sale, net	(64,825)	(45,338)	(62,438)
Other operating activities, net	180,506	(204,998)	(30,991)
Net Cash Provided by Operating Activities	578,820	446,421	263,646
Cash Flows from Investing Activities
Proceeds from sales of securities available for sale	299,513	1,035,482	682,349
Proceeds from maturities, prepayments and calls of securities available for sale	845,726	635,183	568,250
Purchases of securities available for sale, net of securities available for sale acquired	(210,237)	(1,959,952)	(1,475,008)
Proceeds from maturities, prepayments and calls of securities held to maturity	21,727	16,841	8,687
Purchases of securities held to maturity	-	-	(148,234)
Purchases of equity securities, net of equity securities acquired	(15,154)	(30,904)	(71,684)
Proceeds from sales of equity securities	43,284	88,200	21,532
Increase in loans, net of loans acquired	(1,477,677)	(949,953)	(976,488)
Proceeds from sales of premises and equipment	11,806	6,374	354
Purchases of premises and equipment, net of premises and equipment acquired	(35,000)	(13,730)	(37,763)
Proceeds from dispositions of OREO	13,136	15,810	25,624
Cash paid for additional investment in tax credit entities	(11,414)	(18,818)	(16,401)
Cash received (paid) for acquisition of a business, net of cash paid	-	99,318	(490,435)
Purchase of bank owned life insurance policies	-	(50,000)	-
Other investing activities, net	1,000	343	636
Net Cash Used in Investing Activities	(513,290)	(1,125,806)	(1,908,581)
Cash Flows from Financing Activities
Increase (decrease) in deposits, net of deposits acquired	1,455,918	1,232,603	(323,257)
Net change in short-term borrowings, net of borrowings acquired	(1,278,674)	491,585	(38,377)
Proceeds from long-term debt, net of long-term debt acquired	500,000	937,917	964,974
Repayments of long-term debt	(321,987)	(1,672,033)	(97,259)
7

Cash dividends paid on common stock	(92,190)	(84,782)	(72,772)
Cash dividends paid on preferred stock	(12,602)	(9,095)	(9,095)
Net share-based compensation stock transactions	(3,373)	(3,226)	(832)
Payments to repurchase common stock	(204,740)	(148,855)	-
Net proceeds from issuance of common stock	-	-	485,151
Net proceeds from issuance of preferred stock	96,388	-	-
Net Cash Provided by Financing Activities	138,740	744,114	908,533
Net Increase (Decrease) In Cash and Cash Equivalents	204,270	64,729	(736,402)
Cash and Cash Equivalents at Beginning of Period	690,453	625,724	1,362,126
Cash and Cash Equivalents at End of Period	$894,723	$690,453	$625,724
Supplemental Schedule of Non-cash Activities
Acquisition of real estate in settlement of loans	$10,847	$12,557	$18,170
Common stock issued in acquisitions	$-	$214,659	$211,043
Supplemental Disclosures
Cash paid (received) for:
Interest on deposits and borrowings, net of acquired	$319,675	$198,905	$102,558
Income taxes, net	$(107,401)	$34,313	$77,034

The accompanying Notes are an integral part of these Consolidated Financial Statements.

8

IBERIABANK CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

General

The accompanying consolidated financial statements have been prepared in accordance with GAAP and practices generally accepted in the banking industry. The consolidated financial statements include the accounts of the Company and its subsidiaries. Certain amounts reported in prior periods have been reclassified to conform to the current period presentation. These reclassifications did not have a material effect on previously reported consolidated financial statements.

Proposed Merger with First Horizon National Corporation

On November 4, 2019, the Company announced it had entered into a definitive agreement to merge with First Horizon National Corporation (“First Horizon”) in an all-stock merger of equals. Under the terms of the agreement, the Company’s shareholders will receive 4.584 shares of First Horizon common stock for each share of IBERIABANK Corporation common stock. The combined holding company and bank will operate under the First Horizon name and will be headquartered in Memphis, Tennessee. The merger is expected to close in the second quarter of 2020, subject to satisfaction of customary closing conditions, including receipt of regulatory approvals and approval by the shareholders of each company.

Principles of Consolidation

All significant intercompany balances and transactions have been eliminated in consolidation. The Company’s consolidated financial statements include all entities in which the Company has a controlling financial interest under either the voting interest or variable interest model. The assessment of whether or not the Company has a controlling interest (i.e., the primary beneficiary) in a variable interest entity (VIE) is performed on an on-going basis. All equity investments in non-consolidated VIEs are included in other assets in the Company’s consolidated balance sheets. The Company’s maximum exposure to loss as a result of its involvement with non-consolidated VIEs was approximately $271.5 million and $230.2 million at December 31, 2019 and 2018, respectively. The Company’s maximum exposure to loss was equivalent to the carrying value of its investments and any related outstanding loans to the non-consolidated VIEs.

Investments in entities that are not consolidated are accounted for under either the equity, fair value, or proportional amortization method of accounting. Prior to January 1, 2018, investments in entities that were not consolidated were accounted for under either the equity, cost, or proportional amortization method of accounting. Investments for which the Company has the ability to exercise significant influence over the operating and financing decisions of the entity are accounted for under the equity method. Investments for which the Company does not hold such ability are accounted for at cost less impairment plus or minus changes resulting from observable price changes, which approximates fair value. Prior to January 1, 2018, investments for which the Company did not hold such ability were accounted for under the cost method. Investments in qualified affordable housing projects, which meet certain criteria, are accounted for under the proportional amortization method.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates. Material estimates that are susceptible to significant change in the near term are the allowance for credit losses, the valuation of goodwill and other intangible assets, and income taxes.

Concentration of Credit Risks

Most of the Company’s business activity is with customers located in the southeastern United States. The Company’s lending activity is concentrated in its market areas within those states. The Company has emphasized originations of commercial loans and private banking loans, defined as loans to higher net worth clients. Repayments on loans are expected to come from cash flows of the borrower and/or guarantor. Losses on secured loans are limited by the net realizable value of the collateral upon default of the borrowers and guarantor support. The Company believes it does not have any excessive concentrations to any one industry, loan type, or customer.

9

Business Combinations

Assets and liabilities acquired in business combinations are recorded at their acquisition date fair values. The Company generally records provisional amounts at the time of acquisition based on the information available to the Company. The provisional estimates of fair values may be adjusted for a period of up to one year (“measurement period”) from the date of acquisition if new information is obtained about facts and circumstances that existed as of the acquisition date that, if known, would have affected the measurement of the amounts recognized as of that date. Adjustments recorded during the measurement period are recognized in the current reporting period.

Loans generally represent a significant portion of the assets acquired in the Company’s business acquisitions. If the Company discovers that it has materially underestimated the credit losses expected in the loan portfolio based on information available at the acquisition date within the measurement period, it will reduce or eliminate the gain and/or increase goodwill recorded on the acquisition in the period the adjustment is recorded. If the Company determines that losses arose subsequent to the acquisition date, such losses are reflected as a provision for credit losses.

Cash and Cash Equivalents

For purposes of presentation in the consolidated statements of cash flows, cash and cash equivalents are defined as cash on hand, interest-bearing deposits, and non-interest-bearing demand deposits at other financial institutions with original maturities less than three months. IBERIABANK may be required to maintain average cash balances on hand or with the Federal Reserve Bank to meet regulatory reserve and clearing requirements. At December 31, 2019 and 2018, IBERIABANK had sufficient cash deposited with the Federal Reserve Bank to cover the required reserve balance.

Investment Securities

Management determines the appropriate accounting classification of debt and equity securities at the time of acquisition and re-evaluates such designations at least quarterly. Debt securities that management has the ability and intent to hold to maturity are classified as HTM and carried at cost, adjusted for amortization of premiums and accretion of discounts using methods approximating the interest method. Securities acquired with the intention of recognizing short-term profits or which are actively bought and sold are classified as trading securities and reported at fair value, with unrealized gains and losses recognized in earnings. Securities not classified as HTM or trading are classified as AFS and recorded at fair value, with unrealized gains and losses excluded from earnings and reported in OCI. Prior to January 1, 2018, equity securities with readily determinable fair values were also classified as AFS and recorded at fair value, with unrealized gains and losses excluded from earnings and reported in OCI. Credit-related declines in the fair value of debt securities that are considered OTTI are recorded in earnings. Prior to January 1, 2018, credit-related declines in the fair value of marketable equity securities that were considered OTTI were recorded in earnings.

The Company evaluates its investment securities portfolio on a quarterly basis for indicators of OTTI. Declines in the fair value of individual HTM and AFS securities below their amortized cost basis are reviewed to determine whether the declines are other than temporary. In estimating OTTI losses, management considers 1) the length of time and the extent to which the fair value has been less than the amortized cost basis, 2) the financial condition and near-term prospects of the issuer, 3) its intent to sell and whether it is more likely than not that the Company would be required to sell those securities before the anticipated recovery of the amortized cost basis, and 4) for debt securities, the recovery of contractual principal and interest.

For securities that the Company does not expect to sell, or it is not more likely than not it will be required to sell prior to recovery of its amortized cost basis, the credit component of an OTTI is recognized in earnings and the non-credit component is recognized in OCI. For securities that the Company does expect to sell, or it is more likely than not that it will be required to sell prior to recovery of its amortized cost basis, both the credit and non-credit component of an OTTI are recognized in earnings. Subsequent to recognition of OTTI, an increase in expected cash flows is recognized as a yield adjustment over the remaining expected life of the security based on an evaluation of the nature of the increase.

Other equity securities primarily consist of stock acquired for regulatory purposes, such as Federal Home Loan Bank stock and Federal Reserve Bank stock and are included in other assets.

Gains or losses on securities sold are recorded on the trade date, using the specific identification method.

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Loans Held for Sale

Loans which the Company does not have the intent and ability to hold for the foreseeable future or until maturity or payoff are classified as loans held for sale at the time of origination or acquisition. Subsequent to origination or acquisition, if the Company no longer has the intent or ability to hold a loan for the foreseeable future, generally a decision has been made to sell the loan and it is classified within loans held for sale. Unless the fair value option has been elected at origination or acquisition, loans classified as held for sale are carried at the lower of cost or fair value. Amortization/accretion of remaining unamortized net deferred loan fees or costs and discounts or premiums (if applicable) ceases when a loan is classified as held for sale.

Loans held for sale primarily consist of fixed rate single-family residential mortgage loans originated and committed to be sold in the secondary market. Mortgage loans originated and held for sale are recorded at fair value under the fair value option. For mortgage loans for which the Company has elected the fair value option, gains and losses are included in mortgage income. For any other loans held for sale, net unrealized losses, if any, are recognized through a valuation allowance that is recorded as a charge to non-interest income. See Note 19 for further discussion of the determination of fair value for loans held for sale. In most cases, loans in this category are sold within thirty days and are generally sold with the mortgage servicing rights released. Buyers generally have recourse to return a purchased loan or request reimbursement for the loan premium or consideration transferred for servicing rights under limited circumstances. Recourse conditions may include prepayment, payment default, breach of representations or warranties, and documentation deficiencies. During 2019 and 2018, an insignificant number of loans were returned to the Company. At December 31, 2019 and 2018, the recorded repurchase liability associated with transferred loans was not material.

Loans

Legacy (Loans originated or renewed and underwritten by the Company)

The Company originates mortgage, commercial, and consumer loans for customers. Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at the unpaid principal balances, less the ALL, charge-offs, and unamortized net loan origination fees and direct costs, except for loans carried at fair value. Interest income is accrued as earned over the term of the loans based on the principal balance outstanding. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the related loan yield. Accrued interest is reported within other assets in the consolidated balance sheets.

Acquired (Loans acquired through Business Combinations)

Acquired loans are recorded at fair value on the acquisition date. Credit risk assumptions and any resulting credit discounts are included in the determination of fair value. Therefore, an ALL is not recorded at the acquisition date. The determination of fair value includes estimates related to discount rates, expected prepayments, and the amount and timing of undiscounted expected principal, interest, and other cash flows.

All acquired loans are evaluated for impairment at the time of acquisition. At the time of acquisition, acquired loans that reflect credit deterioration since origination to the extent that it is probable that the Company will be unable to collect all contractually required payments are classified as purchased impaired loans (“acquired impaired loans”). All other acquired loans are classified as purchased non-impaired loans (“acquired non-impaired loans”).

At the time of acquisition, acquired impaired loans are accounted for individually or aggregated into loan pools with similar characteristics, which include:

•	whether the loan is performing according to contractual terms at the time of acquisition,

•	the loan type based on regulatory reporting guidelines, primarily whether the loan was a mortgage, consumer, or commercial loan,

•	the nature of the collateral,

•	the interest rate type, whether fixed or variable rate, and

•	the loan payment type, primarily whether the loan is amortizing or interest-only.

From these pools, the Company uses certain loan information, including outstanding principal balance, estimated expected losses, weighted average maturity, weighted average term to re-price for a variable rate loan, weighted average margin and weighted average interest rate to estimate the expected cash flows for each loan pool.

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For acquired impaired loans, expected cash flows at the acquisition date in excess of the fair value of loans are recorded as interest income over the life of the loans using a level yield method if the timing and amount of future cash flows is reasonably estimable. For acquired non-impaired loans, the difference between the fair value and unpaid principal balance of the loan at acquisition, referred to as a purchase premium or discount, is amortized or accreted to income over the estimated life of the loans as an adjustment to yield.

Subsequent to acquisition, the Company performs cash flow re-estimations at least quarterly for each acquired impaired loan or loan pool. Increases in estimated cash flows above those expected at the time of acquisition are recognized on a prospective basis as interest income over the remaining life of the loan and/or pool. Decreases in expected cash flows subsequent to acquisition generally result in recognition of a provision for credit loss. The measurement of cash flows involves several assumptions and judgments, including prepayments, default rates and loss severity among other factors. All of these factors are inherently subjective and significant changes in the cash flow estimations can result over the life of the loan.

Classification

The Company’s loan portfolio is disaggregated into portfolio segments for purposes of determining the ACL. The Company’s portfolio segments include commercial, residential mortgage, and consumer and other loans. The Company further disaggregates each commercial, residential mortgage, and consumer and other loans portfolio segment into classes for purposes of monitoring and assessing credit quality based on certain risk characteristics. Classes within the commercial loan portfolio segment include commercial real estate-construction, commercial real estate-owner-occupied, commercial real estate-non-owner occupied, and commercial and industrial. Classes within the consumer and other loans portfolio segment include home equity, and other.

Troubled Debt Restructurings

The Company periodically grants concessions to its customers in an attempt to protect as much of its investment as possible and minimize risk of loss. These concessions may include restructuring the terms of a loan to alleviate the burden of the customer’s near-term cash requirements. In order to be classified as a TDR, the Company must conclude that the restructuring constitutes a concession and the customer is experiencing financial difficulties. The Company defines a concession to the customer as a modification of existing terms for economic or legal reasons that it would otherwise not consider. The concession is either granted through an agreement with the customer or is imposed by a court of law. Concessions include modifying original loan terms to reduce or defer cash payments required as part of the loan agreement, including but not limited to:

•	a reduction of the stated interest rate for the remaining original life of the loan,

•	an extension of the maturity date or dates at a stated interest rate lower than the current market rate for new loans with similar risk characteristics,

•	a reduction of the face amount or maturity amount of the loan as stated in the agreement, or

•	a reduction of accrued interest receivable on the loan.

In its determination of whether the customer is experiencing financial difficulties, the Company considers numerous indicators, including, but not limited to:

•	whether the customer is currently in default on its existing loan(s), or is in an economic position where it is probable the customer will be in default on its loan(s) in the foreseeable future without a modification,

•	whether the customer has declared bankruptcy,

•	whether there is substantial doubt about the customer’s ability to continue as a going concern,

•	whether, based on its projections of the customer’s current capabilities, the Company believes the customer’s future cash flows will be insufficient to service the loan, including interest, in accordance with the contractual terms of the existing agreement for the foreseeable future, and

•	whether the customer cannot obtain sufficient funds from other sources at an effective interest rate equal to the current market rate for a similar loan for a non-troubled debtor.

If the Company concludes that both a concession has been granted and the customer is experiencing financial difficulties, the Company identifies the loan as a TDR. All TDRs are considered impaired loans.

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Non-accrual and Past Due Loans (Including Loan Charge-offs)

Loans are generally considered past due when contractual payments of principal and interest have not been received within 30 days from the contractual due date. Residential mortgage loans are considered past due when contractual payments have not been received for two consecutive payment dates.

Legacy and acquired non-impaired loans are placed on non-accrual status when any of the following occur: 1) the loan is maintained on a cash basis because of deterioration in the financial condition of the borrower; 2) collection of the full contractual amount of principal and interest is not expected even if the loan is currently paying as agreed; or 3) when principal or interest has been in default for a period of 90 days or more, unless the loan is both well-secured and in the process of collection. Factors considered in determining the collection of the full contractual amount of principal and interest include assessment of the borrower’s cash flow, valuation of underlying collateral, and the ability and willingness of guarantors to provide credit support. Certain commercial loans are also placed on non-accrual status when payment is not past due and full payment of principal and interest is expected, but the Company has doubt about the borrower’s ability to comply with existing repayment terms. Consideration will be given to placing a loan on non-accrual due to the deterioration of the debtor’s repayment ability, the repayment of the loan becoming dependent on the liquidation of collateral, an existing collateral deficiency, the loan being classified as “doubtful” or “loss,” the client filing for bankruptcy, and/or foreclosure being initiated. Regarding all classes within the C&I and CRE portfolios, the determination of a borrower’s ability to make the required principal and interest payments is based on an examination of the borrower’s current financial statements, industry, management capabilities, and other qualitative factors.

Acquired impaired loans are placed on non-accrual status when the Company cannot reasonably estimate cash flows on a loan or loan pool. Legacy and acquired non-impaired loans are evaluated for potential charge-off in accordance with the parameters discussed in the following paragraph or when the loan is placed on non-accrual status, whichever is earlier.

Loans within the commercial portfolio (except for acquired impaired loans) are generally evaluated for charge-off at 90 days past due, unless both well-secured and in the process of collection. Closed and open-end residential mortgage and consumer loans (except for acquired impaired loans) are evaluated for charge-off no later than 120 days past due. Any outstanding loan balance in excess of the fair value of the collateral less costs to sell is charged-off no later than 120 days days past due for loans secured by real estate. For non-real estate secured loans, in lieu of charging off the entire loan balance, loans may be written down to the fair value of the collateral less costs to sell if repossession of collateral is assured and in process.

The accrual of interest, as well as the amortization/accretion of any remaining unamortized net deferred fees or costs and discount or premium, is discontinued at the time the loan is placed on non-accrual status. All accrued but uncollected interest for loans that are placed on non-accrual status is reversed through interest income. Cash receipts received on non-accrual loans are generally applied against principal until the loan has been collected in full, after which time any additional cash receipts are recognized as interest income (i.e., cost recovery method). However, interest may be accounted for under the cash-basis method as long as the remaining recorded investment in the loan is deemed fully collectible.

Loans are returned to accrual status when the borrower has demonstrated a capacity to continue payment of the debt (generally a minimum of six months of sustained repayment performance) and collection of contractually required principal and interest associated with the debt is reasonably assured. Additionally, for a non-accrual TDR to be returned to accrual status, a current, well-documented credit analysis is required and the borrower must have complied with all terms of the modification. At such time, the accrual of interest and amortization/accretion of any remaining unamortized net deferred fees or costs and discount or premium shall resume. Any interest income which was applied to the principal balance shall not be reversed and subsequently will be recognized as an adjustment to yield over the remaining life of the loan.

Impaired Loans

Within the commercial portfolio, all loans classified as “substandard”, “doubtful” or “loss” with an outstanding commitment balance above a specific threshold are evaluated on a quarterly basis for potential impairment. Generally, residential mortgage and consumer loans within any class are not individually evaluated on a regular basis for impairment. All TDRs, regardless of the outstanding balance amount or portfolio classification, and all acquired impaired loans are considered to be impaired.

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A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal and/or interest in accordance with the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the likelihood of collecting scheduled principal and interest payments when contractually due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Impairment losses are measured on a loan-by-loan basis for commercial and certain residential mortgage or consumer loans, based on either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s observable market price, or the fair value of the collateral if the loan is collateral-dependent. This measurement requires significant judgment and use of estimates, and the actual loss ultimately recognized by the Company may differ significantly from the estimates.

Allowance for Credit Losses

The Company maintains the ACL at a level that management believes appropriate to absorb estimated probable credit losses incurred in the loan portfolios, including unfunded commitments, as of the consolidated balance sheet date. The ACL consists of the allowance for loan losses (contra asset) and the reserve for unfunded commitments (liability). The manner in which the ACL is determined is based on 1) the accounting method applied to the underlying loans and 2) whether the loan is required to be measured for impairment. The Company delineates between loans accounted for under the contractual yield method, legacy and acquired non-impaired loans, and acquired impaired loans. Further, for legacy and acquired non-impaired loans, the Company attributes portions of the ACL to loans and loan commitments that it measures individually, and groups of homogeneous loans and loan commitments that it measures collectively for impairment.

Determination of the appropriate ACL involves a high degree of complexity and requires significant judgment regarding the credit quality of the loan portfolio. Several factors are taken into consideration in the determination of the overall ACL, including a qualitative component. These factors include, but are not limited to, the overall risk profiles of the loan portfolios, net charge-off experience, the extent of impaired loans, the level of non-accrual loans, the level of 90 days past due loans, the value of collateral, the ability to monetize guarantor support, and the overall percentage level of the allowance relative to the loan portfolio, amongst other factors. The Company also considers overall asset quality trends, changes in lending practices and procedures, trends in the nature and volume of the loan portfolio, including the existence and effect of any portfolio concentrations, changes in experience and depth of lending staff, the Company’s legal, regulatory and competitive environment, national and regional economic trends, data availability and applicability that might impact the portfolio or the manner in which it estimates losses, and risk rating accuracy and risk identification.

The allowance for loan losses for all impaired loans (excluding acquired impaired loans) is determined on an individual loan basis, considering the facts and circumstances specific to each borrower. The allowance is based on the difference between the recorded investment in the loan and generally either the estimated net present value of projected cash flows or the estimated value of the collateral associated with a collateral-dependent loan.

The allowance for loan losses for all non-impaired loans (excluding acquired impaired loans) is calculated based on pools of loans with similar characteristics. The pool-level allowance is calculated through the application of probability of default (PD) and loss given default (LGD) factors for each individual loan. PDs and LGDs are determined based on historical default and loss information for similar loans. For purposes of establishing estimated loss percentages for pools of loans that share common risk characteristics, the Company’s loan portfolio is segmented by various loan characteristics including loan type, risk rating for commercial, Vantage or FICO score for residential mortgage and consumer, past due status for residential mortgage and consumer, and call report code. The default and loss information is measured over an appropriate period for each loan pool and adjusted as deemed appropriate. Qualitative adjustments are incorporated into the pool-level analysis to accommodate for the imprecision of certain assumptions and uncertainties inherent in the calculation.

See the “Loans” section of this note for discussion of the determination of the ACL for acquired impaired loans.

Certain inherent, but unconfirmed losses are probable within the loan portfolio. The Company’s current methodology for determining the level of inherent losses is based on historical loss rates, current credit grades, specific allocation, and other qualitative adjustments. In a stable or deteriorating credit environment, heavy reliance on historical loss rates and the credit grade rating process results in model-derived reserves that tend to slightly lag behind portfolio deterioration. Similar lags can occur in an improving credit environment whereby required reserves can lag slightly behind portfolio improvement. Given these and other model limitations, qualitative adjustment factors may be incremental or decremental to the quantitative model results.

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The reserve for unfunded commitments is determined using similar methodologies described above for non-impaired loans. The loss factors used in the reserve for unfunded commitments are equivalent to the loss factors used in the allowance for loan losses, while also considering utilization of unused commitments.

Premises and Equipment

Land is carried at cost. Buildings, furniture, fixtures, and equipment are carried at cost, less accumulated depreciation computed on a straight-line basis over the estimated useful lives of 10 to 40 years for buildings and related improvements and generally 3 to 20 years for furniture, fixtures, and equipment. Leasehold improvements are amortized over the lease term, including any renewal periods that are reasonably assured, or the asset’s useful life, whichever is shorter. Premises and equipment are evaluated for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable.

Goodwill and Other Intangible Assets

Goodwill

Goodwill represents the excess of the consideration paid in a business combination over the fair value of the identifiable net assets acquired. Goodwill is not amortized, but is assessed for potential impairment at a reporting unit level on an annual basis, as of October 1st, or whenever events or changes in circumstances indicate that it is more likely than not the fair value of a reporting unit is less than its respective carrying amount. For the annual October 1, 2019 impairment evaluation, management elected to bypass the qualitative assessment for each respective reporting unit (IBERIABANK, Mortgage, and LTC) and performed Step 1 of the goodwill impairment test. Step 1 of the goodwill impairment test requires the Company to compare the fair value of each reporting unit with its carrying amount, including goodwill. Accordingly, the Company determined the fair value of each reporting unit and compared the fair value to each respective reporting unit’s carrying amount. The Company determined that none of the reporting units’ fair values were below their respective carrying amounts. The Company concluded goodwill was not impaired as of October 1, 2019. Further, no events or changes in circumstances between October 1, 2019 and December 31, 2019 indicated that it was more likely than not the fair value of any reporting unit had been reduced below its carrying value.

Based on the testing performed in 2019 and 2018, management concluded that for the IBERIABANK, Mortgage, and LTC reporting units, goodwill was not impaired at any time during those periods.

Intangible assets subject to amortization

The Company’s acquired intangible assets that are subject to amortization primarily include core deposit intangibles, which are amortized on a straight-line or accelerated basis, and a customer relationship intangible asset, which is amortized on an accelerated basis, over average lives not to exceed 10 years. The Company reviews intangible assets for impairment whenever events or changes in circumstances indicate that their carrying amounts may not be recoverable. Impairment is identified if the sum of the undiscounted estimated future cash flows is less than the carrying value of the asset. Intangible assets are recorded within other intangible assets on the Company’s consolidated balance sheets.

Other Real Estate Owned

Other real estate owned includes all real estate, other than bank premises used in bank operations, owned or controlled by the Company, including real estate acquired in settlement of loans. Properties are initially recognized at the lower of the recorded investment in the loan or its estimated fair value less costs to sell, generally when the Company has received physical possession. The amount by which the recorded investment of the loan exceeds the fair value less costs to sell of the property is charged to the ALL. Subsequent to foreclosure, the assets are carried at the lower of cost or fair value less costs to sell. Former bank properties transferred to OREO are recorded at the lower of cost or market. Subsequent declines in the fair value of other real estate are recorded as adjustments to the carrying amount through a valuation allowance. Revenue and expenses from operations, gain or loss on sale, and changes in the valuation allowance are included in net expenses from foreclosed assets. OREO is recorded within other assets on the Company’s consolidated balance sheets.

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Derivative Financial Instruments

The Company enters into various derivative financial instruments to manage interest rate risk, asset sensitivity and other exposures such as liquidity and credit risk, as well as to facilitate customer transactions. The primary types of derivatives utilized by the Company for its risk management strategies include interest rate swap agreements, interest rate collars, interest rate floors, foreign exchange contracts, interest rate lock commitments, forward sales commitments, written and purchased options, and credit derivatives. All derivative instruments are recognized on the consolidated balance sheets as other assets or other liabilities at fair value, regardless of whether a right of offset exists. Changes in the fair value of a derivative instrument are recorded based on whether it has been designated and qualifies as part of a hedging relationship.

Interest rate swap and foreign exchange contracts are entered into by the Company to allow its commercial customers to manage their exposure to market rate fluctuations. To mitigate the Company’s exposure to the rate risk associated with customer contracts, offsetting derivative positions are entered into with reputable counterparties. The Company manages its credit risk, or potential risk of default, from the customer contracts through credit limit approval and monitoring procedures. These contracts are not designated for hedge accounting (i.e., treated as economic hedges).

Derivatives Designated in Hedging Relationships

For cash flow hedges, the effective and ineffective portions of the gain or loss related to the derivative instrument is initially reported as a component of OCI and subsequently reclassified into earnings when the forecasted transaction affects earnings or when the hedge is terminated. Prior to January 1, 2018, the ineffective portion of the gain or loss, if any, was reported in earnings immediately in either other income or other expense, respectively. In applying hedge accounting for derivatives, the Company establishes and documents a method for assessing the effectiveness of the hedging derivative and a measurement approach for determining the ineffective aspect of the hedge upon the inception of the hedge. The Company has designated interest rate swaps in a cash flow hedge to convert forecasted variable interest payments to a fixed rate on its junior subordinated debt. The Company has also designated interest rate collars and interest rate floors in a cash flow hedge to reduce the risk of fluctuations in interest rates and thereby reduce the Company’s exposure to variability in cash flows from variable-rate loans. The Company has concluded that the forecasted transactions are probable of occurring.

Derivatives Not Designated in Hedging Relationships

For derivative instruments that are not designated as hedging instruments, changes in the fair value of the derivatives are recognized in earnings immediately.

Common Types of Derivatives

•	Interest rate swap agreements Interest rate swaps are agreements to exchange interest payments based upon notional amounts. The exchange of payments typically involves paying a fixed rate and receiving a variable rate or vice versa. The Company primarily utilizes these instruments, which the Company designates as cash flow hedges, to manage interest rate risk by converting a portion of its variable-rate loans or debt to a fixed rate. The Company also utilizes these instruments, which are not designated as hedging instruments, to allow its commercial customers to manage their exposure to market rate fluctuations.

•	Interest rate collars Interest rate collars are agreements that create a range within which interest rates can fluctuate. The interest rate collar protects against significant decreases in interest rates but limits the benefits when interest rates increase. These instruments are designated as cash flow hedges and are used by the Company to manage interest rate risk by reducing the variability in cash flows that can occur with variable-rate loans.

•	Interest rate floors Interest rate floors are agreements that protect against significant decreases in interest rates if interest rates fall below a specified level over an agreed period of time. These instruments are designated as cash flow hedges and are used by the Company to manage interest rate risk by reducing the variability in cash flows that can occur with variable-rate loans.
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•	Interest rate lock commitments The Company enters into commitments to originate mortgage loans intended for sale whereby the interest rate on the prospective loan is determined prior to funding (“rate lock”). A rate lock is provided to a borrower, subject to conditional performance obligations, for a specified period of time that typically does not exceed 60 days. Rate lock commitments on mortgage loans that are intended to be sold are recognized as derivatives. Accordingly, such commitments are recorded at fair value as derivative assets or liabilities, with changes in fair value recorded in mortgage income on the consolidated statements of comprehensive income.

•	Forward sales commitments The Company uses forward sales commitments to protect the value of its rate locks and mortgage loans held for sale from changes in interest rates and pricing between the origination of the rate lock and sale of these loans, as changes in interest rates have the potential to cause a decline in value of rate locks and mortgage loans included in the held for sale portfolio. These commitments are recognized as derivatives and recorded at fair value as derivative assets or liabilities, with changes in fair value recorded in mortgage income on the consolidated statements of comprehensive income.

•	Equity-indexed certificates of deposit IBERIABANK offers its customers a certificate of deposit that provides the purchaser a guaranteed return of principal at maturity plus a potential return, which allows IBERIABANK to identify a known cost of funds. The rate of return is based on the performance of a group of publicly traded stocks that represent a variety of industry segments. Because it is based on an equity index, the rate of return represents an embedded derivative that is not clearly and closely related to the host instrument and is to be accounted for separately. Accordingly, the certificate of deposit is separated into two components: a zero coupon certificate of deposit (the host instrument) and a written option purchased by the depositor (an embedded derivative). The discount on the zero coupon deposit is amortized over the life of the deposit, and the written option is carried at fair value on the Company’s consolidated balance sheets, with changes in fair value recorded through earnings. IBERIABANK offsets the risks of the written option by purchasing an option with terms that mirror the written option, which is also carried at fair value on the Company’s consolidated balance sheets.

Recognition of Revenue from Contracts with Customers

Non-interest income from service charges on deposit accounts, broker commissions, ATM/debit card fee income, credit card and merchant-related income (e.g., interchange fees), and transactional income from traditional banking services, including asset management services as well as title revenue, (part of other non-interest income) are the significant sources of revenue from contracts with customers. The Company generally acts in a principal capacity in the performance of these services. The Company’s performance obligations are generally satisfied as the services are rendered and typically do not extend beyond a reporting period. Fees, which are typically billed and collected after services are rendered, are readily determinable and allocated individually to each service. Some contracts contain variable consideration; however, the variable consideration is generally based on the occurrence or nonoccurrence of a contingent event. The Company records any variable consideration when the contingent event occurs and the fee is determinable. In the normal course of business, the Company does not generally grant refunds for services provided. As such, the Company does not establish provisions for estimated returns.

See the “Loans” section of this note for discussion of the recognition of interest income on loans.

Off-Balance Sheet Credit-Related Financial Instruments

In the ordinary course of business, the Company executes various commitments to extend credit, including commitments under commercial construction arrangements, commercial and home equity lines of credit, credit card arrangements, commercial letters of credit, and standby letters of credit. These off-balance sheet financial instruments are generally exercisable at the market rate prevailing at the date the underlying transaction will be completed. Such financial instruments are recorded on the funding date. At December 31, 2019 and 2018, the fair value of guarantees under commercial and standby letters of credit was not material.

Transfers of Financial Assets

Transfers of financial assets, or portions thereof which meet the definition of a participating interest, are accounted for as sales when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when 1) the assets have been legally isolated from the Company, 2) the transferee has the right to pledge or exchange the assets with no conditions that constrain the transferee and provide more than a trivial benefit to the Company, and 3) the Company does not maintain effective control over the transferred assets. If the transfer does not satisfy all three criteria, the transaction is recorded as a secured borrowing.

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If the transfer is accounted for as a sale, the transferred assets are derecognized from the Company’s balance sheet and a gain or loss on sale is recognized. If the transfer is accounted for as a secured borrowing, the transferred assets remain on the Company’s balance sheet and the proceeds from the transaction are recognized as a liability.

Servicing Rights

The Company recognizes the rights to service mortgage and other loans as separate assets, which are recorded in other assets in the consolidated balance sheets, when purchased or when servicing is contractually separated from the underlying loans by sale with servicing rights retained.

For loan sales with servicing retained, a servicing right, generally an asset, is recorded at fair value at the time of sale for the right to service the loans sold. All servicing rights are identified by class and amortized over the remaining service life of the loan.

Income Taxes

The Company and all subsidiaries file a consolidated Federal income tax return on a calendar year basis. The Company files income tax returns in the U.S. Federal jurisdiction and various state and local jurisdictions through IBERIABANK Corporation (Parent), IBERIABANK, and their respective subsidiaries. In lieu of Louisiana state income tax, IBERIABANK is subject to the Louisiana bank shares tax, portions of which are included in both non-interest expense and income tax expense in the Company’s consolidated statements of comprehensive income. With few exceptions, the Company is no longer subject to U.S. federal, state or local income tax examinations for years before 2014.

Deferred income tax assets and liabilities are determined using the liability or balance sheet method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the temporary differences between the book and tax bases of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws. The measurement of deferred tax assets is reduced, if necessary, by the amount of any tax benefits that, based on available evidence, are not expected to be realized.

The Company recognizes interest and penalties accrued related to unrecognized tax benefits, if applicable, in non-interest expense.

Investments in qualified affordable housing projects that meet certain criteria are accounted for under the proportional amortization method. Under this method, the expense associated with the investments is recognized in income tax expense rather than non-interest expense. The Company has also elected to utilize the deferral method for investments that generate investment tax credits. Under this approach, the investment tax credits are recognized as a reduction of the related asset rather than income tax expense.

Share-based Compensation Plans

The Company issues stock options, restricted stock awards, restricted share units, and phantom stock awards under various plans to directors, officers, and other key employees. Compensation cost for all awards is recognized on a straight-line basis over the requisite service period, which is generally the vesting period, taking into account retirement eligibility. The majority of the Company’s share-based awards qualify for equity accounting and contain service conditions. The fair value of awards is measured at the grant date and not subsequently remeasured. The Company accounts for share-based forfeitures as they occur.

For awards that contain a market condition, the Company includes the market condition in the determination of the grant date fair value of the award. Compensation cost for an award with a market condition is recognized regardless of whether the market condition is satisfied, assuming the requisite service is met. The Company does not include performance conditions in the determination of the grant date fair value of the award. Compensation cost for an award with a performance condition is not recognized if the performance condition is not satisfied. Phantom stock awards are accounted for as liability awards and are remeasured at each reporting period based on their fair value until the date of settlement. Compensation cost for each reporting period until settlement is based on the change (or a portion of the change, depending on the percentage of the requisite service that has been rendered at the reporting date) in the fair value of the phantom stock award for each reporting period.

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Compensation expense relating to share-based awards is recognized in net income as part of salaries and employee benefits on the consolidated statements of comprehensive income for employees and professional services for non-employee directors. The exercise price for the options granted by the Company is not less than the fair market value of the underlying stock at the grant date.

Earnings Per Common Share

Basic earnings per share represents income available to common shareholders divided by the weighted average number of common shares outstanding during the period. Diluted earnings per share reflects additional common shares that would have been outstanding if dilutive potential common shares, in the form of stock options or restricted stock units, had been issued, as well as any adjustment to income that would result from the assumed issuance. Participating common shares issued by the Company relate to unvested outstanding restricted stock awards, the earnings allocated to which are used in determining income available to common shareholders under the two-class method. The two-class method allocates earnings for the period between common shareholders and other participating securities holders. The participating awards receiving dividends are allocated the same percentage of income as if they were outstanding shares.

Share Repurchases

The Company classifies repurchased shares as a reduction to issued shares of common stock and adjusts the stated value of common stock and paid-in-capital.

Comprehensive Income

Accounting principles generally require that recognized revenue, expenses, gains, and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities and cash flow hedges, are reported as a separate component of the shareholders’ equity section of the consolidated balance sheets, such items along with net income are components of comprehensive income.

Fair Value Measurements

Fair value is the exchange price that would be received for an asset or paid to transfer a liability (exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The Company estimates fair value based on the assumptions market participants would use when selling an asset or transferring a liability and characterizes such measurements within the fair value hierarchy based on the inputs used to develop those assumptions and measure fair value. The hierarchy requires the Company to maximize the use of observable inputs and minimize the use of unobservable inputs. The three levels of inputs used to measure fair value are as follows:

•	Level 1 - Quoted prices in active markets for identical assets or liabilities.

•	Level 2 - Observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

•	Level 3 - Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. This includes certain pricing models, discounted cash flow methodologies, and similar techniques that use significant unobservable inputs.

Following is a description of the valuation methodologies used for financial instruments or other assets measured at fair value, as well as the classification of such instruments within the valuation hierarchy. The descriptions below are exclusive of assets or liabilities acquired in business combinations, as all such instruments are required to initially be measured at fair value.

•	Cash and cash equivalents The carrying amounts of cash and cash equivalents approximate their fair value and are classified within Level 1 of the fair value hierarchy.

•	Investment securities Securities are classified within Level 1 where quoted market prices are available in an active market. If quoted market prices are unavailable, fair value is estimated using quoted prices of securities with similar characteristics and the securities are classified within Level 2 of the fair value hierarchy.
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•	Mortgage loans held for sale Mortgage loans originated and held for sale are recorded at fair value under the fair value option. When determining the fair value of loans held for sale, the Company obtains quotes or bids on these loans directly from the purchasing financial institutions. Mortgage loans held for sale are classified within Level 2 of the fair value hierarchy.

•	Mortgage loans held for investment at fair value option The fair value of mortgage loans held for investment at fair value option is determined by a third party using a discounted cash flow model using various assumptions about future loan performance and market discount rates. Mortgage loans held for investment at fair value option are classified within Level 3 of the fair value hierarchy.

•	Loans The fair values of mortgage loans are estimated using an exit price methodology that is based on present values using interest rate that would be charged for a similar loan to a borrower with similar risk, weighted for varying maturity dates and adjusted for a liquidity discount based on the estimated time period to complete a sale transaction with a market participant.

Other loans and leases are valued based on present values using the interest rate that would be charged for a similar instrument to a borrower with similar risk, applicable to each category of instruments, and adjusted for a liquidity discount based on the estimated time period to complete a sale transaction with a market participant.

Mortgage and other loans and leases are classified within Level 3 of the fair value hierarchy.

•	Impaired loans Fair value measurements for impaired loans are determined using either a present value of expected future cash flows discounted using the loan’s effective interest rate or the fair value of the collateral, if the loan is collateral-dependent (Level 3 of the fair value hierarchy). Fair value of the collateral is determined by appraisals or independent valuation less costs to sell. Impaired loans for which the fair value of the collateral is higher than the recorded investment in the loan are not adjusted to fair value and therefore not recorded in the Company’s non-recurring fair value measurements section of the Fair Value Measurements note.

•	Other real estate owned Fair values of OREO are determined by sales agreement or appraisal and costs to sell are based on estimation per the terms and conditions of the sales agreement or amounts commonly used in real estate transactions. Inputs include appraisal values on the properties or recent sales activity for similar assets in the property’s market. Updated appraisals are obtained on at least an annual basis. OREO measured at fair value is classified within Level 3 of the fair value hierarchy.

•	Derivative financial instruments Fair values of interest rate swaps, interest rate locks, interest rate collars, interest rate floors, foreign exchange contracts, forward sales contracts, and written and purchased options are estimated using prices of financial instruments with similar characteristics and thus are classified within Level 2 of the fair value hierarchy.

•	Deposits The fair value of non-interest-bearing deposits, interest-bearing demand deposits, money market accounts and savings accounts are the amounts payable on demand at the reporting date. Time deposits are valued using a discounted cash flow model based on the weighted-average rate at December 31, 2019 and 2018 for deposits with similar remaining maturities. The Company evaluated the inputs to the fair value estimate and based on our use of quoted prices for similar liabilities determined that the fair value of deposits should be classified within Level 2 of the fair value hierarchy.

•	Short-term borrowings Securities sold under agreements to repurchase, which are classified as secured borrowings, generally mature daily, are reflected at the amount of cash received in connection with the transaction, and are classified within Level 1 of the fair value hierarchy. The carrying amounts of other short-term borrowings maturing within ninety days approximate their fair values and are classified within Level 2 of the fair value hierarchy as similar instruments are traded in active markets.

•	Long-term debt The fair values of long-term debt are estimated using discounted cash flow analyses based on the Company’s current incremental borrowing rates for similar types of borrowing arrangements. The fair value of the Company’s long-term debt is classified within Level 3 of the fair value hierarchy.
20

NOTE 2 - RECENT ACCOUNTING PRONOUNCEMENTS

Pronouncements adopted during the year ended December 31, 2019:

ASU No. 2016-02, ASU No. 2018-11, ASU No. 2018-20, and ASU 2019-01

In February 2016, the FASB issued ASU No. 2016-02, Leases (ASC 842) which requires lessees to recognize ROU assets and lease liabilities on the balance sheet for most leases, including operating leases. The lessor accounting model was relatively unchanged by this ASU. Additional quantitative and qualitative disclosures are also required. During 2018 and early 2019, the FASB issued ASU No. 2018-11, Targeted Improvements, ASU No. 2018-20, Narrow-Scope Improvements for Lessors, and ASU No. 2019-01, Codification Improvements, which clarified certain implementation issues, provided an additional optional transition method and clarified the disclosure requirements during the period of adopting ASC 842, among others.

The Company adopted ASU No. 2016-02 and the related ASUs discussed above effective January 1, 2019 using the optional transition method. The Company elected the package of practical expedients that does not require the reassessment of whether expired or existing contracts contain leases, the reassessment of the lease classification for any expired or existing leases, or the reassessment of initial direct costs for existing leases. Additionally, the Company did not elect the hindsight practical expedient.

The Company conducted a review of all existing lease contracts and service contracts which might contain embedded leases. Some of the Company’s leases contain variable lease payments, the majority of which depend on an index or rate, such as the Consumer Price Index. At transition, the present value of variable payments was based on the index or rate as of January 1, 2019. To determine the present value of lease payments at transition, the Company applied a portfolio approach utilizing an FHLB Advance rate based on the weighted average remaining term of the Company’s existing leases as of January 1, 2019. As a result of adopting ASC 842, the Company established an ROU asset and a lease liability as of January 1, 2019 of $94.2 million and $118.9 million, respectively. Additionally, as part of the adoption of ASC 842, $24.7 million in pre-existing liabilities were reclassified to the ROU asset on January 1, 2019. This resulted in a gross-up of the balance sheet of $94.2 million as a result of recognizing lease liabilities and corresponding right-of-use assets for operating leases. The adoption of ASC 842 also required the recognition of previously deferred gains on sale-leaseback transactions which resulted in an insignificant increase to retained earnings on January 1, 2019. The related impact on the Company’s regulatory capital ratios was not significant. The Company does not expect material changes to the recognition of lease expense in future periods as a result of the adoption of ASC 842. See Note 10, Leases, for additional disclosures required by ASC 842.

ASU No. 2018-16

In October 2018, the FASB released ASU No. 2018-16, Derivatives and Hedging (ASC 815): Inclusion of the Secured Overnight Financing Rate (SOFR) Overnight Index Swap (OIS) Rate as a Benchmark Interest Rate for Hedge Accounting Purposes, which permits the use of the OIS rate based on SOFR as a U.S. benchmark interest rate for hedge accounting purposes under ASC 815 in addition to the interest rates on direct Treasury obligations of the UST, the LIBOR swap rate, the OIS Rate based on the Fed Funds Effective Rate, and the SIFMA Municipal Swap Rate.

The required effective date of this ASU was dependent upon when an entity adopted the provisions of ASU No. 2017-12. The Company adopted ASU No. 2018-16 effective January 1, 2019 on a prospective basis for qualifying new or redesignated hedging relations as ASU No. 2017-12 had previously been adopted on January 1, 2018. The implementation of this ASU did not have a significant impact on the Company’s consolidated financial statements.

ASU No. 2017-08

In March 2017, the FASB issued ASU No. 2017-08, Receivables-Nonrefundable Fees and Other Costs (ASC 310-20): Premium Amortization on Purchased Callable Debt Securities, which shortens the amortization period for callable debt securities held at a premium to the earliest call date instead of the maturity date. The amendments do not require an accounting change for securities held at a discount, which will continue to be amortized to the maturity date.

The Company adopted ASU No. 2017-08 effective January 1, 2019. The adoption of the ASU did not have a material impact on the Company’s consolidated financial statements.

21

Pronouncements issued but not yet adopted:

ASU No. 2016-13, ASU No. 2019-04 (portion related to ASC 326), ASU No. 2019-05, and ASU 2019-11

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments - Credit Losses (ASC 326): Measurement of Credit Losses on Financial Instruments. The guidance, along with subsequent related updates issued during 2019 (ASU Nos. 2019-04, 2019-05 and 2019-11), introduces an impairment model that is based on expected credit losses (ECL), rather than incurred losses, to estimate credit losses on certain types of financial instruments such as loans and held-to-maturity securities, including certain off-balance sheet financial instruments such as loan commitments. The measurement of ECL should consider historical information, current information, and reasonable and supportable forecasts, including estimates of prepayments, over the contractual term. Financial instruments with similar risk characteristics must be grouped together when estimating ECL. ASC 326 also expands credit quality disclosures.

ASC 326 provides for a simplified accounting model for purchased financial assets with a more-than-insignificant amount of credit deterioration since their origination (purchase credit deteriorated). The initial estimate of expected credit losses for purchase credit deteriorated financial assets will be recognized as an ACL with an offset (i.e., increase) to the cost basis of the related financial asset at acquisition.

Additionally, ASC 326 amends the current AFS security impairment model for debt securities. The new model will require an estimate of ECL when the fair value is below the amortized cost of the asset. The credit-related impairment (and subsequent recoveries) are recognized as an allowance on the balance sheet with a corresponding adjustment to the income statement. Non-credit related losses will continue to be recognized through OCI.

The Company will adopt these ASUs as of January 1, 2020 through a modified-retrospective approach. The Company elected to not measure an allowance for credit losses for accrued interest as it reverses uncollectible accrued interest through interest income in a timely manner and to continue to report accrued interest within other assets in the consolidated balance sheets. The Company did not elect the one-time fair value option transition expedient for financial instruments recorded at amortized cost. Additionally, the Company elected to discontinue the use of pools to account for purchase credit deteriorated financial assets.

Prior to adoption, the Company established a cross-function implementation team and engaged third-party consultants who jointly developed multiple current expected credit loss models which segment the Company’s loan and lease portfolio by borrower type (i.e. commercial and consumer) and loan type to estimate lifetime expected credit losses. These current expected credit loss models primarily use a probability-of-default methodology to estimate expected credit losses. Within each model, loans are further segregated based on additional risk characteristics specific to that loan type, such as risk rating, industry sector, company and/or loan size, collateral type, geographic location and FICO score. The Company uses both internal and external historical loss data, as appropriate, and a blend of multiple economic forecasts to estimate expected credit losses over a reasonable and supportable forecast period and then reverts to longer term historical loss experience to arrive at lifetime expected credit losses at implementation.

The transition adjustment as of January 1, 2020 primarily relates to establishing lifetime expected credit losses on its loan portfolio as the impact of the new accounting guidance for held-for-sale and available-for-sale investment securities was immaterial. The transition adjustment is expected to result in an ACL to loans ratio between 0.98% and 1.04%. The increase in the ACL primarily relates to required increases for residential mortgage and home equity loans due to the requirement to estimate lifetime expected credit losses and the remaining length of time to maturity for these loans, as well as an increase in reserves on certain acquired loans which had low reserve levels under the previous accounting guidance. While the Company recognizes the economy is currently vulnerable to major shocks, fiscal policy, other geopolitical events and the outcome of the pending U.S. elections, the transition adjustment reflects the Company’s view of a relatively stable macroeconomic environment over the next eighteen months.

The transition adjustment to increase the ACL is expected to result in a decrease to the opening shareholders’ equity balance, net of income taxes, as of January 1, 2020. While these ASUs increased the ACL, they did not change the overall credit risk in the Company’s loan and lease portfolios or the ultimate losses therein.

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ASU No. 2018-13

In August 2018, the FASB released ASU No. 2018-13, Fair Value Measurement (ASC 820): Disclosure Framework - Changes to the Disclosure Requirements for Fair Value Measurement, which eliminates, adds and modifies certain disclosure requirements for fair value measurements. The ASU is effective for fiscal years beginning after December 15, 2019, including interim periods, with early adoption permitted.

The Company will adopt ASU No. 2018-13 as of January 1, 2020. While adoption of this ASU will result in changes to existing disclosures, it did not have an impact on the Company’s financial position or results of operations.

ASU No. 2018-17

In October 2018, the FASB released ASU No. 2018-17, Consolidation (ASC 810): Targeted Improvements to Related Party Guidance for Variable Interest Entities, which improves the consistency of the application of the variable interest entity (VIE) related party guidance for common control arrangements. This ASU requires reporting entities to consider indirect interests held through related parties under common control on a proportional basis rather than as the equivalent of a direct interest in its entirety (as currently required in GAAP) when determining whether a decision-making fee is a variable interest. ASU No. 2018-17 is effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years, and early adoption is permitted. The guidance will be applied retrospectively with a cumulative-effect adjustment to retained earnings at the beginning of the earliest period presented.

The Company will adopt ASU No. 2018-17 as of January 1, 2020. The adoption of the ASU did not have a material impact to the Company’s consolidated financial statements. Based on the Company’s invested interests at adoption, no transition adjustment was needed.

ASU No. 2019-04

In April 2019, the FASB released ASU No. 2019-04, Codification Improvements to Financial Instruments-Credit Losses (ASC 326), Derivatives and Hedging (ASC 815), and Financial Instruments (ASC 825). The amendments in the ASU improve the Codification by eliminating inconsistencies and providing clarifications. The amendments related to the credit losses standard are discussed above under ASU 2016-13.

With respect to hedge accounting, the ASU addresses partial-term fair value hedges, fair value hedge basis adjustments, and certain transition requirements, among other things. For recognizing and measuring financial instruments, the ASU addresses the scope of the guidance, the requirement for re-measurement under ASC 820 when using the measurement alternative, certain disclosure requirements and which equity securities have to be re-measured at historical exchange rates.

Since the Company early adopted the guidance in ASU No. 2017-12, Derivatives and Hedging (ASC 815): Targeted Improvements to Accounting for Hedging Activities in 2018, the amended hedge accounting guidance in ASU No. 2019-04 is effective as of the beginning of the first annual reporting period beginning after April 25, 2019 with early adoption permitted on any date after the issuance of this ASU.

The Company will adopt ASU No. 2017-08 as of January 1, 2020. The adoption of the ASU did not have a material impact to the Company’s consolidated financial statements.

ASU No. 2019-12

In December 2019, the FASB released ASU No. 2019-12, Income Taxes (ASC 740): Simplifying the Accounting for Income Taxes, as part of their initiative to reduce complexity in accounting standards. The ASU simplifies the accounting for income taxes by eliminating certain exceptions to the approach for intraperiod tax allocation, the methodology for calculating income taxes in an interim period and the recognition of deferred tax liabilities for outside basis differences. The ASU also simplifies aspects of the accounting for enacted changes in tax laws or rates and clarifies the accounting for transactions that result in a step-up in the tax basis of goodwill.

ASU No. 2019-12 will be effective for fiscal years beginning after December 15, 2020, including interim periods, with early adoption permitted. The transition method for ASU No. 2019-12 varies between the simplification items. The Company is currently evaluating the impact of the ASU on the Company’s consolidated financial statements.

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ASU No. 2020-01

In January 2020, the FASB released ASU No. 2020-01, Investments-Equity Securities (ASC 321), Investments-Equity Method and Joint Ventures (ASC 323), and Derivatives and Hedging (ASC 815): Clarifying the Interactions between ASC 321, ASC 323, and ASC 815, a consensus of the FASB’s Emerging Issues Task Force (EITF). The ASU clarifies that a company should consider observable transactions that require a company to either apply or discontinue the equity method of accounting under ASC 323 for the purposes of applying the measurement alternative in accordance with ASC 321 immediately before applying or upon discontinuing the equity method. The ASU also clarifies that, when determining the accounting for certain forward contracts and purchased options, a company should not consider, whether upon settlement or exercise, if the underlying securities would be accounted for under the equity method or fair value option.

ASU No. 2020-01 will be effective for fiscal years beginning after December 15, 2020, including interim periods, with early adoption permitted. The Company is currently evaluating the impact of the ASU on the Company’s consolidated financial statements.

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NOTE 3 - INVESTMENT SECURITIES

The amortized cost and estimated fair values of investment securities, with gross unrealized gains and losses, consisted of the following:

	December 31, 2019
(in thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Securities available for sale:
U.S. Government-sponsored enterprise obligations	$39,916	$281	$-	$40,197
Obligations of state and political subdivisions	160,873	7,607	-	168,480
Mortgage-backed securities:
Residential agency	2,876,069	27,423	(3,836)	2,899,656
Commercial agency	704,661	17,202	(404)	721,459
Other securities	101,022	2,779	(233)	103,568
Total securities available for sale	$3,882,541	$55,292	$(4,473)	$3,933,360
Securities held to maturity:
Obligations of state and political subdivisions	$166,386	$7,147	$-	$173,533
Mortgage-backed securities:
Residential agency	16,575	30	(239)	16,366
Total securities held to maturity	$182,961	$7,177	$(239)	$189,899

	December 31, 2018
(in thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Securities available for sale:
U.S. Government-sponsored enterprise obligations	$995	$3	$-	$998
Obligations of state and political subdivisions	177,566	2,045	(723)	178,888
Mortgage-backed securities:
Residential agency	3,837,584	8,886	(57,073)	3,789,397
Commercial agency	730,148	2,363	(14,799)	717,712
Other securities	97,020	351	(787)	96,584
Total securities available for sale	$4,843,313	$13,648	$(73,382)	$4,783,579
Securities held to maturity:
Obligations of state and political subdivisions	$188,684	$309	$(2,497)	$186,496
Mortgage-backed securities:
Residential agency	18,762	30	(1,011)	17,781
Total securities held to maturity	$207,446	$339	$(3,508)	$204,277

Securities with carrying values of $2.2 billion and $2.4 billion were pledged to support repurchase transactions, public funds deposits, and certain long-term borrowings at December 31, 2019 and 2018, respectively.

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Information pertaining to securities with gross unrealized losses, aggregated by investment category and length of time that individual securities have been in a continuous loss position, was as follows:

	December 31, 2019
	Less Than Twelve Months		Twelve Months or More		Total
(in thousands)	Gross Unrealized Losses	Estimated Fair Value	Gross Unrealized Losses	Estimated Fair Value	Gross Unrealized Losses	Estimated Fair Value
Securities available for sale:
Obligations of state and political subdivisions	$-	$590	$-	$-	$-	$590
Mortgage-backed securities:
Residential agency	(1,893)	441,332	(1,943)	268,383	(3,836)	709,715
Commercial agency	(252)	56,728	(152)	10,301	(404)	67,029
Other securities	(133)	13,241	(100)	4,492	(233)	17,733
Total securities available for sale	$(2,278)	$511,891	$(2,195)	$283,176	$(4,473)	$795,067

Securities held to maturity:
Mortgage-backed securities:
Residential agency	$(52)	$6,308	$(187)	$9,074	$(239)	$15,382
Total securities held to maturity	$(52)	$6,308	$(187)	$9,074	$(239)	$15,382

	December 31, 2018
	Less Than Twelve Months		Twelve Months or More		Total
(in thousands)	Gross Unrealized Losses	Estimated Fair Value	Gross Unrealized Losses	Estimated Fair Value	Gross Unrealized Losses	Estimated Fair Value
Securities available for sale:
Obligations of state and political subdivisions	$(9)	$4,112	$(714)	$30,268	$(723)	$34,380
Mortgage-backed securities:
Residential agency	(816)	197,057	(56,257)	2,193,862	(57,073)	2,390,919
Commercial agency	(43)	18,190	(14,756)	483,565	(14,799)	501,755
Other securities	(94)	18,025	(693)	32,577	(787)	50,602
Total securities available for sale	$(962)	$237,384	$(72,420)	$2,740,272	$(73,382)	$2,977,656

Securities held to maturity:
Obligations of state and political subdivisions	$(3)	$2,059	$(2,494)	$151,699	$(2,497)	$153,758
Mortgage-backed securities:
Residential agency	-	-	(1,011)	17,478	(1,011)	17,478
Total securities held to maturity	$(3)	$2,059	$(3,505)	$169,177	$(3,508)	$171,236
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The Company held certain investment securities where amortized cost exceeded fair value, resulting in unrealized loss positions, as shown in the tables above. Management evaluates securities for other-than-temporary impairment on at least a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. Impairment is considered to be other-than-temporary if the Company (1) intends to sell the security, (2) more likely than not will be required to sell the security before recovering its cost, or (3) does not expect to recover the security’s entire amortized cost basis. As of December 31, 2019, the Company did not intend to sell any of these securities, did not expect to be required to sell these securities, and expected to recover the entire amortized cost of all these securities. As a result of the Company’s analysis, no declines in the estimated fair value of the Company’s investment securities were deemed to be other-than-temporary at December 31, 2019 or 2018.

At December 31, 2019, 123 debt securities had unrealized losses of 0.58% of the securities’ amortized cost basis. At December 31, 2018, 488 debt securities had unrealized losses of 2.38% of the securities’ amortized cost basis. The unrealized losses for each of the securities related to market interest rate changes and not credit concerns of the issuers. Additional information on securities that have been in a continuous loss position for over twelve months at December 31 is presented in the following table.

(in thousands)	2019	2018
Number of securities
Mortgage-backed securities:
Residential agency	59	302
Commercial agency	6	72
Obligations of state and political subdivisions	-	60
Other securities	4	7
	69	441
Amortized Cost Basis
Mortgage-backed securities:
Residential agency	$279,587	$2,268,608
Commercial agency	10,453	498,321
Obligations of state and political subdivisions	-	185,175
Other securities	4,591	33,270
	$294,631	$2,985,374
Unrealized Loss
Mortgage-backed securities:
Residential agency	$2,130	$57,268
Commercial agency	152	14,756
Obligations of state and political subdivisions	-	3,208
Other securities	100	693
	$2,382	$75,925

The amortized cost and estimated fair value of investment securities by maturity at December 31, 2019 are presented in the following table. Securities are classified according to their contractual maturities without consideration of principal amortization, potential prepayments or call options. Accordingly, actual maturities may differ from contractual maturities. Weighted average yields are calculated on the basis of the yield to maturity based on the amortized cost of each security.

	Securities Available for Sale			Securities Held to Maturity
(in thousands)	Weighted Average Yield	Amortized Cost	Estimated Fair Value	Weighted Average Yield	Amortized Cost	Estimated Fair Value
Within one year or less	2.61%	$40,875	$41,158	3.29%	$330	$331
One through five years	2.52	127,588	130,809	2.60	5,350	5,380
After five through ten years	2.72	706,365	725,592	2.37	42,775	44,314
Over ten years	2.45	3,007,713	3,035,801	2.57	134,506	139,874
	2.50%	$3,882,541	$3,933,360	2.53%	$182,961	$189,899
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The following is a summary of realized gains and losses from the sale of securities classified as available for sale. Gains or losses on securities sold are recorded on the trade date, using the specific identification method.

	Years Ended December 31,
(in thousands)	2019	2018	2017
Realized gains	$1,332	$40	$1,651
Realized losses	(2,311)	(49,940)	(1,799)
	$(979)	$(49,900)	$(148)

In addition to the gains above, the Company realized certain gains on calls of securities held to maturity that were not significant to the consolidated financial statements.

Other Equity Securities

The Company accounts for the following securities at cost less impairment plus or minus any observable price changes, which approximates fair value, with the exception of CRA and Community Development Investment Funds, which are recorded at fair value. Other equity securities, which are presented in other assets on the consolidated balance sheets, were as follows:

(in thousands)	2019	2018
Federal Home Loan Bank stock	$70,386	$95,213
Federal Reserve Bank stock	85,630	85,630
CRA and Community Development Investment Funds	1,948	1,884
Other investments	21,118	9,709
	$179,082	$192,436
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NOTE 4 - LOANS AND LEASES

Loans and leases by portfolio segment and class consisted of the following at December 31:

(in thousands)	2019	2018
Commercial loans and leases:
Real estate - construction	$1,321,663	$1,196,366
Real estate - owner-occupied	2,475,326	2,395,822
Real estate - non-owner-occupied	6,267,106	5,796,117
Commercial and industrial (1)	6,547,538	5,737,017
Total commercial loans and leases	16,611,633	15,125,322

Residential mortgage loans	4,739,075	4,359,156

Consumer and other loans:
Home equity	1,987,336	2,304,694
Other	683,455	730,643
Total consumer and other loans	2,670,791	3,035,337
Total loans and leases	$24,021,499	$22,519,815

(1) Includes equipment financing leases of $1.0 billion and $431.7 million at December 31, 2019 and 2018, respectively.

Net deferred loan origination fees were $36.8 million and $30.2 million at December 31, 2019 and 2018, respectively. Total net discount on the Company’s loans was $89.3 million and $136.8 million at December 31, 2019 and 2018, respectively, of which $56.4 million and $81.6 million was related to non-impaired loans.

In addition to loans issued in the normal course of business, the Company considers overdrafts on customer deposit accounts to be loans and reclassifies these overdrafts as loans in its consolidated balance sheets. At December 31, 2019 and 2018, overdrafts of $7.7 million and $9.2 million, respectively, had been reclassified to loans.

Loans with carrying values of $8.6 billion and $7.6 billion were pledged as collateral for borrowings at December 31, 2019 and 2018, respectively.

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Aging Analysis

The following tables provide an analysis of the aging of loans and leases as of December 31, 2019 and 2018. Past due and non-accrual loan amounts exclude acquired impaired loans, even if contractually past due or if the Company does not expect to receive payment in full, as the Company is currently accreting interest income over the expected life of the loans. For additional information on the determination of past due status and the Company’s policies for recording payments received, placing loans and leases on non-accrual status, and the resumption of interest accrual on non-accruing loans and leases, See Note 1, Summary of Significant Accounting Policies.

	December 31, 2019
	Accruing
(in thousands)	Current or less than 30 Days Past Due	30-59 Days	60-89 Days	> 90 Days	Total Past Due	Non-accrual Loans (1)	Acquired Impaired Loans	Total
Real estate - construction	$1,311,458	$244	$-	$-	$244	$1,394	$8,567	$1,321,663
Real estate - owner-occupied	2,384,204	15,619	1,118	1,035	17,772	17,817	55,533	2,475,326
Real estate - non-owner-occupied	6,194,061	2,831	2,459	58	5,348	15,440	52,257	6,267,106
Commercial and industrial	6,474,894	6,414	1,126	887	8,427	41,636	22,581	6,547,538
Residential mortgage	4,608,767	2,335	16,052	1,277	19,664	34,833	75,811	4,739,075
Consumer - home equity	1,899,490	12,916	2,141	-	15,057	24,404	48,385	1,987,336
Consumer - other	672,931	3,760	1,189	-	4,949	3,381	2,194	683,455
Total loans and leases	$23,545,805	$44,119	$24,085	$3,257	$71,461	$138,905	$265,328	$24,021,499

(1) Of the total non-accrual loans at December 31, 2019, $8.7 million were past due 30-59 days, $4.3 million were past due 60-89 days, and $73.2 million were past due more than 90 days.

	December 31, 2018
	Accruing
(in thousands)	Current or less than 30 Days Past Due	30-59 Days	60-89 Days	> 90 Days	Total Past Due	Non-accrual Loans (1)	Acquired Impaired Loans	Total
Real estate - construction	$1,167,795	$1,054	$-	$-	$1,054	$1,094	$26,423	$1,196,366
Real estate - owner-occupied	2,305,743	7,167	-	-	7,167	10,260	72,652	2,395,822
Real estate - non-owner-occupied	5,703,131	7,473	360	-	7,833	15,898	69,255	5,796,117
Commercial and industrial	5,645,304	5,139	1,320	553	7,012	57,860	26,841	5,737,017
Residential mortgage	4,218,146	2,768	13,063	1,575	17,406	30,396	93,208	4,359,156
Consumer - home equity	2,200,517	10,283	2,409	-	12,692	18,830	72,655	2,304,694
Consumer - other	719,122	4,695	1,601	-	6,296	2,846	2,379	730,643
Total loans and leases	$21,959,758	$38,579	$18,753	$2,128	$59,460	$137,184	$363,413	$22,519,815

(1) Of the total non-accrual loans at December 31, 2018, $7.0 million were past due 30-59 days, $3.7 million were past due 60-89 days, and $66.9 million were past due more than 90 days.

30

Acquired Loans

The Company acquired certain loans from Sabadell United to customers with addresses outside of the United States. Foreign loans, denominated in U.S. dollars, totaled $182.4 million and $202.6 million at December 31, 2019 and 2018, respectively.

The following is a summary of changes in the accretable difference for all loans accounted for under ASC 310-30 during the years ended December 31:

(in thousands)	2019	2018	2017
Balance at beginning of period	$133,342	$152,623	$175,054
Additions	-	5,574	32,937
Transfers from non-accretable difference to accretable yield	(2,150)	3,623	4,912
Accretion	(36,512)	(47,962)	(56,337)
Changes in expected cash flows not affecting non-accretable differences (1)	(4,529)	19,484	(3,943)
Balance at end of period	$90,151	$133,342	$152,623

(1)	Includes changes in cash flows expected to be collected due to the impact of changes in actual or expected timing of liquidation events, modifications, changes in interest rates and changes in prepayment assumptions.

Troubled Debt Restructurings

Information about the Company’s TDRs is presented in the following tables. Modifications of loans that are accounted for within a pool under ASC Topic 310-30 are excluded as TDRs. Accordingly, such modifications do not result in the removal of those loans from the pool, even if the modification of those loans would otherwise be considered a TDR. As a result, all such acquired loans that would otherwise meet the criteria for classification as a TDR are excluded from the tables below.

TDRs totaling $57.9 million, $53.2 million, and $70.5 million occurred during the years ended December 31, 2019, 2018, and 2017, respectively, through modification of the original loan terms.

The following table provides information on how the TDRs were modified during the years ended December 31:

(in thousands)	2019	2018	2017
Extended maturities	$11,741	$23,262	$26,561
Interest rate adjustment	68	99	24
Maturity and interest rate adjustment	1,729	554	4,932
Movement to or extension of interest-rate only payments	1,791	881	4,161
Forbearance	22,319	4,432	7,226
Other concession(s) (1)	20,226	23,943	27,555
Total	$57,874	$53,171	$70,459

(1)	Other concessions may include covenant waivers, forgiveness of principal or interest associated with a customer bankruptcy, or a combination of any of the above concessions.

Of the $57.9 million of TDRs occurring during the year ended December 31, 2019, $25.1 million were on accrual status and $32.8 million were on non-accrual status. Of the $53.2 million of TDRs occurring during the year ended December 31, 2018, $31.5 million were on accrual status and $21.7 million were on non-accrual status. Of the $70.5 million of TDRs occuring during the year ended December 31, 2017, $46.3 million were on accrual status and $24.2 million were on non-accrual status.

31

The following table presents the end of period balance for loans modified in a TDR during the years ended December 31:

	2019			2018			2017
(In thousands, except number of loans)	Number of Loans	Pre-modification Outstanding Recorded Investment	Post-modification Outstanding Recorded Investment	Number of Loans	Pre-modification Outstanding Recorded Investment	Post-modification Outstanding Recorded Investment	Number of Loans	Pre-modification Outstanding Recorded Investment	Post-modification Outstanding Recorded Investment
Commercial real estate - construction	2	$6,377	$9,258	3	$4,819	$3,830	4	$9,404	$9,628
Commercial real estate - owner-occupied	11	10,081	9,587	14	4,257	3,912	11	5,779	5,706
Commercial real estate - non-owner-occupied	27	9,264	8,436	20	3,719	3,428	19	11,974	13,738
Commercial and industrial	66	30,536	18,803	52	39,796	30,295	57	21,651	20,883
Residential mortgage	36	2,729	2,511	19	1,706	1,529	24	1,897	1,771
Consumer - home equity	86	8,775	8,262	65	10,607	8,951	123	16,346	15,862
Consumer - other	54	1,150	1,018	73	1,491	1,226	121	3,182	2,871
Total	282	$68,912	$57,875	246	$66,395	$53,171	359	$70,233	$70,459

Information detailing TDRs that defaulted during the years ended December 31, 2019, 2018, and 2017 and were modified in the previous twelve months (i.e., the twelve months prior to the default) is presented in the following table. The Company has defined a default as any loan with a loan payment that is currently past due greater than 30 days, or was past due greater than 30 days at any point during the previous twelve months, or since the date of modification, whichever is shorter.

	2019		2018		2017
(In thousands, except number of loans)	Number of Loans	Recorded Investment	Number of Loans	Recorded Investment	Number of Loans	Recorded Investment
Commercial real estate - construction	-	$-	-	$-	2	$3,572
Commercial real estate - owner-occupied	6	4,357	2	142	6	4,668
Commercial real estate - non-owner-occupied	9	4,215	5	1,039	13	8,060
Commercial and industrial	27	7,027	13	3,757	32	6,550
Residential mortgage	15	1,287	8	773	16	1,218
Consumer - home equity	28	2,178	15	1,354	32	3,285
Consumer - other	32	545	38	447	62	1,381
Total	117	$19,609	81	$7,512	163	$28,734
32

NOTE 5 - ALLOWANCE FOR CREDIT LOSSES AND CREDIT QUALITY

Allowance for Credit Losses Activity

The following tables present the activity in the allowance for credit losses by loan portfolio type for the years ended December 31, 2019, 2018, and 2017:

	2019
(in thousands)	Commercial Real Estate	Commercial and Industrial	Residential Mortgage	Consumer and Other	Total
Allowance for loan and lease losses at beginning of period	$51,806	$54,096	$12,998	$21,671	$140,571
Provision for loan and lease losses	9,262	19,177	-	11,411	39,850
Transfer of balance to OREO and other	(636)	235	(3,221)	335	(3,287)
Charge-offs	(2,613)	(21,966)	(309)	(13,482)	(38,370)
Recoveries	475	4,092	179	3,078	7,824
Allowance for loan and lease losses at end of period	$58,294	$55,634	$9,647	$23,013	$146,588

Reserve for unfunded commitments at beginning of period	$4,869	$6,198	$866	$2,897	$14,830
Provision for (reversal of) unfunded commitments	1,115	280	(304)	716	1,807
Reserve for unfunded commitments at end of period	$5,984	$6,478	$562	$3,613	$16,637

Allowance for credit losses at end of period	$64,278	$62,112	$10,209	$26,626	$163,225

Allowance - individually evaluated for impairment	$5,600	$11,763	$285	$3,249	$20,897
Allowance - collectively evaluated for impairment	47,308	42,346	5,400	19,417	114,471
Allowance - acquired with deteriorated credit quality	5,386	1,525	3,962	347	11,220

Loans and leases, net of unearned income:
Individually evaluated for impairment	69,819	48,834	29,402	40,219	188,274
Collectively evaluated for impairment	9,877,919	6,476,123	4,633,862	2,579,993	23,567,897
Acquired with deteriorated credit quality	116,357	22,581	75,811	50,579	265,328
Total loans and leases, net of unearned income	$10,064,095	$6,547,538	$4,739,075	$2,670,791	$24,021,499
33

	2018
(in thousands)	Commercial Real Estate	Commercial and Industrial	Residential Mortgage	Consumer and Other	Total
Allowance for loan and lease losses at beginning of period	$54,201	$53,916	$9,117	$23,657	$140,891
Provision for (reversal of) loan and lease losses	(829)	23,866	4,200	12,235	39,472
Transfer of balance to OREO and other	(2,256)	(812)	(106)	(3,998)	(7,172)
Charge-offs	(1,611)	(29,578)	(334)	(14,024)	(45,547)
Recoveries	2,301	6,704	121	3,801	12,927
Allowance for loan and lease losses at end of period	$51,806	$54,096	$12,998	$21,671	$140,571

Reserve for unfunded commitments at beginning of period	$4,531	$5,309	$555	$2,813	$13,208
Balance created in acquisition accounting	118	40	551	-	709
Provision for (reversal of) unfunded commitments	220	849	(240)	84	913
Reserve for unfunded commitments at end of period	$4,869	$6,198	$866	$2,897	$14,830

Allowance for credit losses at end of period	$56,675	$60,294	$13,864	$24,568	$155,401

Allowance - individually evaluated for impairment	$636	$12,646	$145	$2,915	$16,342
Allowance - collectively evaluated for impairment	45,651	39,949	6,961	18,705	111,266
Allowance - acquired with deteriorated credit quality	5,519	1,501	5,892	51	12,963

Loans and leases, net of unearned income:
Individually evaluated for impairment	53,905	71,801	6,579	37,440	169,725
Collectively evaluated for impairment	9,166,070	5,638,375	4,259,369	2,922,863	21,986,677
Acquired with deteriorated credit quality	168,330	26,841	93,208	75,034	363,413
Total loans and leases, net of unearned income	$9,388,305	$5,737,017	$4,359,156	$3,035,337	$22,519,815
34

	2017
(in thousands)	Commercial Real Estate	Commercial and Industrial	Residential Mortgage	Consumer and Other	Total
Allowance for loan and lease losses at beginning of period	$49,231	$60,939	$11,249	$23,300	$144,719
Provision for (reversal of) loan and lease losses	10,433	31,891	(2,206)	10,993	51,111
Transfer of balance to OREO and other	853	(68)	2	147	934
Charge-offs	(7,433)	(40,015)	(365)	(14,653)	(62,466)
Recoveries	1,117	1,169	437	3,870	6,593
Allowance for loan and lease losses at end of period	$54,201	$53,916	$9,117	$23,657	$140,891

Reserve for unfunded commitments at beginning of period	$3,207	$4,537	$657	$2,840	$11,241
Balance created in acquisition accounting	253	783	327	7	1,370
Provision for (reversal of) unfunded commitments	1,071	(11)	(429)	(34)	597
Reserve for unfunded commitments at end of period	$4,531	$5,309	$555	$2,813	$13,208

Allowance for credit losses at end of period	$58,732	$59,225	$9,672	$26,470	$154,099

Allowance - individually evaluated for impairment	$1,588	$12,736	$172	$2,856	$17,352
Allowance - collectively evaluated for impairment	30,360	38,944	3,141	17,210	89,655
Allowance - acquired with deteriorated credit quality	22,253	2,236	5,804	3,591	33,884

Loans and leases, net of unearned income:
Individually evaluated for impairment	91,785	102,416	6,749	37,177	238,127
Collectively evaluated for impairment	8,616,924	5,001,505	2,911,222	2,828,848	19,358,499
Acquired with deteriorated credit quality	229,521	31,146	138,381	82,507	481,555
Total loans and leases, net of unearned income	$8,938,230	$5,135,067	$3,056,352	$2,948,532	$20,078,181

Portfolio Segment Risk Factors

Commercial real estate loans include loans to commercial customers for medium-term financing of land and buildings or for land development or construction of a building. These loans are repaid through revenues from operations of the businesses, rents of properties, sales of properties and refinances. Commercial and industrial loans and leases represent loans to commercial customers to finance general working capital needs, equipment purchases and leases and other projects where repayment is derived from cash flows resulting from business operations. The Company originates commercial and industrial loans on both a secured and, to a lesser extent, unsecured basis.

35

Residential mortgage loans consist of loans to consumers to finance a primary residence. The vast majority of the residential mortgage loan portfolio is comprised of non-conforming 1-4 family mortgage loans secured by properties located in the Company’s market areas and originated under terms and documentation that permit their sale in a secondary market.

Consumer loans are offered by the Company in order to provide a full range of retail financial services to its customers and include home equity, credit card and other direct consumer installment loans. The Company originates substantially all of its consumer loans in its primary market areas. Consumer loans are sensitive to unemployment and other key consumer economic measures.

Credit Quality Indicators

For commercial loans and leases, the Company utilizes regulatory asset risk classification ratings to monitor credit quality. Loans with a “pass” rating are those that the Company believes will be fully repaid in accordance with the contractual loan terms. Commercial loans and leases that are “criticized” are those that have some weakness or potential weakness that indicate an increased probability of future loss. “Criticized” loans are grouped into three categories: “special mention”, “substandard”, and “doubtful”.

Special mention loans have potential weaknesses that, if left uncorrected, may result in deterioration of the Company’s credit position at some future date. Substandard commercial loans have well-defined weaknesses and are characterized by the distinct possibility that the Company will sustain some loss if the deficiencies are not corrected. Doubtful commercial loans have the same weaknesses as substandard loans with the added characteristics that the probability of loss is high and collection of the full amount is improbable. Substandard and doubtful loans are collectively referred to as “classified” loans. For residential mortgage loans and consumer loans, the Company primarily uses the loan’s payment and delinquency status to monitor credit quality. These credit quality indicators are continually updated and monitored.

The recorded investment in loans and leases by credit quality indicator is presented in the following tables. Asset risk classifications for commercial loans and leases reflect the classification as of December 31, 2019 and 2018. Credit quality information in the tables below includes total loans acquired (including acquired impaired loans) at the net loan balance, after the application of premiums and discounts. Loan premiums and discounts represent the adjustment of acquired loans to fair value at the acquisition date, as adjusted for income accretion and changes in cash flow estimates in subsequent periods.

	December 31, 2019					December 31, 2018
(in thousands)	Pass	Special Mention	Sub- standard	Doubtful	Total	Pass	Special Mention	Sub- standard	Doubtful	Total
Commercial real estate - construction	$1,300,953	$10,801	$9,909	$-	$1,321,663	$1,182,554	$1,062	$12,740	$10	$1,196,366
Commercial real estate - owner-occupied	2,412,953	19,430	40,570	2,373	2,475,326	2,328,999	25,526	41,297	-	2,395,822
Commercial real estate - non-owner-occupied	6,185,185	45,938	35,726	257	6,267,106	5,687,963	78,009	26,512	3,633	5,796,117
Commercial and industrial	6,426,235	51,605	56,691	13,007	6,547,538	5,586,482	52,632	73,853	24,050	5,737,017
Total commercial loans and leases	$16,325,326	$127,774	$142,896	$15,637	$16,611,633	$14,785,998	$157,229	$154,402	$27,693	$15,125,322

	December 31, 2019			December 31, 2018
(in thousands)	Current	30+ Days Past Due	Total	Current	30+ Days Past Due	Total
Residential mortgage	$4,673,266	$65,809	$4,739,075	$4,290,152	$69,004	$4,359,156
Consumer - home equity	1,942,091	45,245	1,987,336	2,258,659	46,035	2,304,694
Consumer - other	675,014	8,441	683,455	721,231	9,412	730,643
Total	$7,290,371	$119,495	$7,409,866	$7,270,042	$124,451	$7,394,493
36

Impaired Loans

Information on impaired loans, which include all TDRs and all other non-accrual loans evaluated or measured individually for impairment for purposes of determining the ALLL, is presented in the following tables as of and for the periods indicated. As of December 31, 2019, 2018, and 2017, the Company was not committed to lend a material amount of additional funds to any customer whose loan was classified as impaired or as a TDR.

	December 31, 2019
(in thousands)	Unpaid Principal Balance	Recorded Investment	Related Allowance	Average Recorded Investment	Interest Income Recognized
With no related allowance recorded:
Commercial real estate - construction	$11,150	$10,141	$-	$7,609	$336
Commercial real estate - owner-occupied	32,849	32,398	-	33,378	1,439
Commercial real estate - non-owner-occupied	14,340	12,903	-	13,378	364
Commercial and industrial	19,315	16,070	-	17,485	453
Residential mortgage	19,800	19,500	-	16,403	224
Consumer - home equity	4,465	4,461	-	4,390	167

With an allowance recorded:
Commercial real estate - construction	141	126	2	138	3
Commercial real estate - owner-occupied	5,074	4,795	2,591	4,927	118
Commercial real estate - non-owner-occupied	9,828	9,456	3,007	9,620	208
Commercial and industrial	37,509	32,764	11,763	32,807	790
Residential mortgage	10,871	9,902	285	10,327	355
Consumer - home equity	31,581	30,798	2,630	30,762	1,228
Consumer - other	5,262	4,960	619	5,251	263
Total impaired loans	$202,185	$188,274	$20,897	$186,475	$5,948
Total commercial loans and leases	$130,206	$118,653	$17,363	$119,342	$3,711
Total residential mortgage loans	30,671	29,402	285	26,730	579
Total consumer and other loans	41,308	40,219	3,249	40,403	1,658
37

	December 31, 2018
(in thousands)	Unpaid Principal Balance	Recorded Investment	Related Allowance	Average Recorded Investment	Interest Income Recognized
With no related allowance recorded:
Commercial real estate - construction	$10,261	$9,262	$-	$9,189	$496
Commercial real estate - owner-occupied	25,037	19,044	-	19,559	807
Commercial real estate - non-owner-occupied	15,265	14,288	-	14,873	590
Commercial and industrial	55,554	43,886	-	47,268	2,422
Residential mortgage	1,244	1,221	-	1,261	46
Consumer - home equity	4,183	4,176	-	2,867	39

With an allowance recorded:
Commercial real estate - construction	228	140	11	148	1
Commercial real estate - owner-occupied	5,032	4,773	520	4,976	196
Commercial real estate - non-owner-occupied	6,445	6,398	105	6,229	294
Commercial and industrial	46,387	27,915	12,646	40,653	795
Residential mortgage	5,870	5,358	145	5,494	225
Consumer - home equity	29,284	28,818	2,427	27,911	1,202
Consumer - other	4,956	4,446	488	4,822	273
Total impaired loans	$209,746	$169,725	$16,342	$185,250	$7,386
Total commercial loans and leases	$164,209	$125,706	$13,282	$142,895	$5,601
Total residential mortgage loans	7,114	6,579	145	6,755	271
Total consumer and other loans	38,423	37,440	2,915	35,600	1,514
38

	December 31, 2017
(in thousands)	Unpaid Principal Balance	Recorded Investment	Related Allowance	Average Recorded Investment	Interest Income Recognized
With no related allowance recorded:
Commercial real estate - construction	$13,763	$13,013	$-	$9,104	$441
Commercial real estate - owner-occupied	50,867	44,482	-	53,282	1,389
Commercial real estate - non-owner-occupied	15,370	14,975	-	15,127	692
Commercial and industrial	103,013	70,254	-	92,312	2,279
Residential mortgage	2,004	2,001	-	2,044	85
Consumer - home equity	5,906	5,634	-	5,747	231
Consumer - other	75	75	-	11	1

With an allowance recorded:
Commercial real estate - construction	238	156	19	197	6
Commercial real estate - owner-occupied	13,314	13,287	949	13,498	414
Commercial real estate - non-owner-occupied	6,051	5,872	620	6,196	154
Commercial and industrial	35,306	32,162	12,736	42,874	1,220
Residential mortgage	5,179	4,748	172	4,861	180
Consumer - home equity	27,189	26,575	2,358	23,546	1,007
Consumer - other	5,354	4,893	498	4,455	269
Total	$283,629	$238,127	$17,352	$273,254	$8,368
Total commercial loans and leases	$237,922	$194,201	$14,324	$232,590	$6,595
Total residential mortgage loans	7,183	6,749	172	6,905	265
Total consumer and other loans	38,524	37,177	2,856	33,759	1,508
39

NOTE 6 -TRANSFERS AND SERVICING OF FINANCIAL ASSETS (INCLUDING MORTGAGE BANKING ACTIVITY)

Commercial Banking Activity

The unpaid principal balances of loans serviced for others were $2.4 billion and $1.6 billion at December 31, 2019 and 2018, respectively. Custodial escrow balances maintained in connection with the foregoing portfolio of loans serviced for others, which are included in demand deposits, were not significant at December 31, 2019 and 2018.

Mortgage Banking Activity

IBERIABANK through one of its reportable segments, Mortgage, originates mortgage loans for sale into the secondary market. The loans originated for sale primarily consist of residential first mortgages that conform to standards established by the GSEs, but can also consist of junior lien loans secured by residential property. These loans are primarily sold to private companies that are unaffiliated with the GSEs on a servicing-released basis. Changes to the carrying amount of mortgage loans held for sale at December 31 are presented in the following table.

(in thousands)	2019	2018	2017
Balance at beginning of period	$107,734	$134,916	$157,041
Originations and purchases	1,967,532	1,469,847	1,844,358
Sales, net of gains	(1,869,148)	(1,498,386)	(1,859,565)
Mortgage loans transferred from (transferred to) held for investment	7,239	1,058	(6,918)
Other	-	299	-
Balance at end of period	$213,357	$107,734	$134,916

The following table details the components of mortgage income for the years ended December 31:

(in thousands)	2019	2018	2017

Mortgage loans held for sale and derivatives	$2,752	$6,490	$(7,047)
Derivative settlements, net	(8,481)	(4,039)	1,229
Gains on sales	68,110	42,887	68,255
Servicing and other income, net	1,392	1,339	1,133
Other losses	(743)	(253)	-
	$63,030	$46,424	$63,570

Mortgage Servicing Rights

Mortgage servicing rights are recorded at the lower of cost or market value in other intangible assets on the Company’s consolidated balance sheets and amortized over the remaining servicing life of the loans, with consideration given to prepayment assumptions. Mortgage servicing rights had the following carrying values as of the periods indicated:

	December 31, 2019				December 31, 2018
(in thousands)	Gross Carrying Amount	Valuation Allowance	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Valuation Allowance	Accumulated Amortization	Net Carrying Amount
Mortgage servicing rights	$22,476	$(250)	$(6,621)	$15,605	$13,612	$-	$(4,806)	$8,806

In addition, there was an insignificant amount of non-mortgage servicing rights related to SBA loans as of December 31, 2019 and 2018.

40

NOTE 7 - PREMISES AND EQUIPMENT

Premises and equipment consisted of the following at December 31:

(in thousands)	2019	2018
Land	$80,475	$81,194
Buildings	255,375	241,284
Furniture, fixtures and equipment	138,353	137,469
Total premises and equipment	474,203	459,947
Accumulated depreciation	(177,515)	(159,440)
Total premises and equipment, net	$296,688	$300,507

Depreciation expense was $25.7 million, $22.4 million, and $21.0 million, for the years ended December 31, 2019, 2018, and 2017, respectively.

NOTE 8 - GOODWILL AND OTHER ACQUIRED INTANGIBLE ASSETS

Goodwill

Changes to the carrying amount of goodwill by reporting unit for the years ended December 31, 2019 and 2018 are provided in the following table:

(in thousands)	IBERIABANK	Mortgage	LTC	Total
Balance, December 31, 2017	$1,160,559	$23,178	$5,165	$1,188,902
Goodwill acquired and adjustments during the year	43,251	-	3,380	46,631
Balance, December 31, 2018	$1,203,810	$23,178	$8,545	$1,235,533
Goodwill acquired and adjustments during the year	-	-	-	-
Balance, December 31, 2019	$1,203,810	$23,178	$8,545	$1,235,533

The goodwill acquired and adjustments made during 2018 were the result of the Sabadell United, Gibraltar, and SolomonParks acquisitions. There were no changes to goodwill during 2019.

The Company performed the required annual goodwill impairment test as of October 1, 2019. The Company’s annual impairment test did not indicate impairment in any of the Company’s reporting units as of the testing date. Following the testing date, management evaluated the events and changes in certain circumstances that could indicate that goodwill might be impaired and concluded that a subsequent test was not necessary.

Intangible assets subject to amortization

Definite-lived intangible assets included in other intangible assets on the Company’s consolidated balance sheets had the following carrying values as of December 31:

	2019			2018
(in thousands)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Core deposit intangible assets	$136,183	$(81,493)	$54,690	$136,183	$(63,213)	$72,970
Customer relationship intangible asset	1,385	(1,371)	14	1,385	(1,323)	62
Non-compete agreement	206	(110)	96	206	(72)	134
Total	$137,774	$(82,974)	$54,800	$137,774	$(64,608)	$73,166
41

The related amortization expense of intangible assets was as follows:

(in thousands)	Amount
Aggregate amortization expense for the years ended December 31:
2017	$12,590
2018	21,678
2019	18,464

(in thousands)
Estimated amortization expense for the years ended December 31:
2020	$14,504
2021	10,211
2022	7,715
2023	6,396
2024	5,333
2025 and thereafter	10,641
42

NOTE 9 -DERIVATIVE INSTRUMENTS AND OTHER HEDGING ACTIVITIES

The Company enters into derivative financial instruments to manage interest rate risk, exposures related to liquidity and credit risk, and to facilitate customer transactions. The primary types of derivatives utilized by the Company for its risk management strategies include interest rate swap agreements, interest rate collars, interest rate floors, foreign exchange contracts, interest rate lock commitments, forward sales commitments, written and purchased options, and credit derivatives. All derivative instruments are recognized on the consolidated balance sheets as other assets or other liabilities at fair value, regardless of whether a right of offset exists.

Cash flow hedge relationships mitigate exposure to the variability of future cash flows or other forecasted transactions. The Company enters into interest rate swap agreements in a cash flow hedge to convert forecasted variable interest payments to a fixed rate on its junior subordinated debt. In addition, the Company has entered into interest rate collars and interest rate floors and designated the instruments as cash flow hedges of the risk of fluctuations in interest rates, thereby reducing the Company’s exposure to variability in cash flows from variable-rate loans.

For cash flow hedges, the effective and ineffective portions of the gain or loss related to the derivative instrument is initially reported as a component of other comprehensive income and subsequently reclassified into earnings when the forecasted transaction affects earnings or when the hedge is terminated. In applying hedge accounting for derivatives, the Company establishes and documents a method for assessing the effectiveness of the hedging derivative and a measurement approach for determining the ineffective aspect of the hedge upon the inception of the hedge.

For derivative instruments that are not designated as hedging instruments, changes in the fair value of the derivatives are recognized in earnings immediately.

Information pertaining to outstanding derivative instruments was as follows:

	Derivative Assets - Fair Value		Derivative Liabilities - Fair Value
(in thousands)	December 31, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Derivatives designated as hedging instruments:
Interest rate contracts	$18,967	$3,469	$-	$-
Total derivatives designated as hedging instruments	$18,967	$3,469	$-	$-
Derivatives not designated as hedging instruments:
Interest rate contracts:
Customer swaps - upstream	$9	$474	$5,055	$191
Customer swaps - downstream	77,934	16,946	1,680	17,812
Foreign exchange contracts	-	18	-	18
Forward sales contracts	420	630	986	750
Written and purchased options	6,755	5,490	3,899	3,310
Other contracts	66	21	179	43
Total derivatives not designated as hedging instruments	$85,184	$23,579	$11,799	$22,124
Total	$104,151	$27,048	$11,799	$22,124
43

	Derivative Assets - Notional Amount		Derivative Liabilities - Notional Amount
(in thousands)	December 31, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Derivatives designated as hedging instruments:
Interest rate contracts	$800,000	$408,500	$108,500	$-
Total derivatives designated as hedging instruments	$800,000	$408,500	$108,500	$-

Derivatives not designated as hedging instruments:
Interest rate contracts:
Customer swaps - upstream	$430,808	$919,653	$2,237,542	$701,257
Customer swaps - downstream	2,237,542	701,257	430,808	919,653
Foreign exchange contracts	-	1,202	-	1,202
Forward sales contracts	44,011	1,140	230,998	143,179
Written and purchased options	268,590	229,333	121,981	140,645
Other contracts	108,008	50,527	183,243	85,623
Total derivatives not designated as hedging instruments	$3,088,959	$1,903,112	$3,204,572	$1,991,559
Total	$3,888,959	$2,311,612	$3,313,072	$1,991,559

The Company has entered into risk participation agreements with counterparties to transfer or assume credit exposures related to interest rate derivatives. The notional amounts of risk participation agreements sold were $183.2 million and $85.6 million at December 31, 2019 and 2018, respectively. Assuming all underlying third party customers referenced in the swap contracts defaulted at December 31, 2019 and December 31, 2018, the exposure from these agreements would not be material based on the fair value of the underlying swaps.

The Company is party to collateral agreements with certain derivative counterparties. Such agreements require that the Company maintain collateral based on the fair values of individual derivative transactions. In the event of default by the Company, the counterparty would be entitled to the collateral.

At December 31, 2019 and 2018, the Company was required to post $79.6 million and $35.8 million, respectively, in variation margin payments for its derivative transactions, which is required to be netted against the fair value of the derivatives in other assets or other liabilities on the consolidated balance sheets. The Company does not anticipate additional assets will be required to be posted as collateral, nor does it believe additional assets would be required to settle its derivative instruments immediately if contingent features were triggered at December 31, 2019. The Company’s master netting agreements represent written, legally enforceable bilateral agreements that (1) create a single legal obligation for all individual transactions covered by the master agreement and (2) in the event of default, provide the non-defaulting counterparty the right to accelerate, terminate, and close-out on a net basis all transactions under the agreement and to promptly liquidate or set-off collateral posted by the defaulting counterparty. The Company does not offset fair value amounts recognized for the right to reclaim cash collateral or the obligation to return cash collateral against recognized fair value amounts of derivatives executed with the same counterparty under a master netting agreement.

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The following table reconciles the gross amounts presented in the consolidated balance sheets to the net amounts that would result in the event of offset.

	December 31, 2019
	Gross Amounts Presented in the	Gross Amounts Not Offset in the Balance Sheet
(in thousands)	Balance Sheet	Derivatives	Collateral	Net
Derivatives subject to master netting arrangements
Derivative assets
Interest rate contracts designated as hedging instruments	$18,967	$-	$-	$18,967
Interest rate contracts not designated as hedging instruments	77,943	(5,111)	-	72,832
Written and purchased options	3,871	-	-	3,871
Total derivative assets subject to master netting arrangements	$100,781	$(5,111)	$-	$95,670
Derivative liabilities
Interest rate contracts not designated as hedging instruments	$6,735	$(5,111)	$-	$1,624
Written and purchased options	3,871	-	-	3,871
Total derivative liabilities subject to master netting arrangements	$10,606	$(5,111)	$-	$5,495

	December 31, 2018
	Gross Amounts Presented in the	Gross Amounts Not Offset in the Balance Sheet
(in thousands)	Balance Sheet	Derivatives	Collateral	Net
Derivatives subject to master netting arrangements
Derivative assets
Interest rate contracts designated as hedging instruments	$3,469	$-	$-	$3,469
Interest rate contracts not designated as hedging instruments	17,420	(619)	-	16,801
Written and purchased options	3,285	-	-	3,285
Total derivative assets subject to master netting arrangements	$24,174	$(619)	$-	$23,555
Derivative liabilities
Interest rate contracts not designated as hedging instruments	$18,003	$(619)	$-	$17,384
Written and purchased options	3,285	-	-	3,285
Total derivative liabilities subject to master netting arrangements	$21,288	$(619)	$-	$20,669

During the years ended December 31, 2019 and 2018, the Company did not reclassify into earnings any gain or loss as a result of the discontinuance of cash flow hedges because it was probable the original forecasted transaction would not occur by the end of the originally specified term.

At December 31, 2019, the Company did not expect to reclassify a material amount from accumulated other comprehensive income into interest income over the next twelve months for derivatives that will be settled.

45

At December 31, 2019, 2018, and 2017, and for the years then ended, information pertaining to the effect of the hedging instruments on the consolidated financial statements was as follows:

	Amount of Gain (Loss) Recognized in OCI, net of taxes			Location	Amount of Gain (Loss) Reclassified from AOCI into Income, net of taxes			Location of Gain (Loss) Recognized in Income on	Amount of Gain (Loss) Recognized in Income on Derivatives (Amount Excluded from Effectiveness Testing)
	Total	Including Component	Excluding Component	of Gain (Loss) Reclassified from AOCI into Income	Total	Including Component	Excluding Component	Derivatives (Amount Excluded from Effectiveness Testing)	Total	Including Component	Excluding Component
(in thousands)	For the Year Ended December 31,
Derivatives in Cash Flow Hedging Relationships	2019				2019				2019
Interest rate contracts	$1,078	$2,340	$(1,262)	Interest expense	$(388)	$559	$(947)	Interest expense	$-	$-	$-

	2018				2018				2018
Interest rate contracts	$4,416	$4,835	$(419)	Interest expense	$(196)	$(150)	$(46)	Interest expense	$-	$-	$-

	Amount of Gain (Loss) Recognized in OCI, net of taxes	Location of Gain (Loss) Reclassified from AOCI into Income	Amount of Gain (Loss) Reclassified from AOCI into Income, net of taxes	Location of Gain (Loss) Recognized in Income on Derivatives (Amount Excluded from Effectiveness Testing)	Amount of Gain (Loss) Recognized in Income on Derivatives (Amount Excluded from Effectiveness Testing)
(in thousands)	For the Year Ended December 31,
Derivatives in Cash Flow Hedging Relationships	2017		2017		2017
Interest rate contracts	$(611)	Interest expense	$(390)	Interest expense	$-

Information pertaining to the effect of derivatives not designated as hedging instruments on the consolidated financial statements as of December 31, was as follows:

	Location of Gain (Loss) Recognized in Income	Amount of Gain (Loss) Recognized in Income on Derivatives
(in thousands)	on Derivatives	2019	2018	2017
Interest rate contracts (1)	Commission income	$15,071	$6,962	$4,750
Foreign exchange contracts	Other income	15	29	43
Forward sales contracts	Mortgage income	(8,909)	4,064	(4,115)
Written and purchased options	Mortgage income	677	180	(2,028)
Other contracts	Other income	(91)	(24)	51
Total		$6,763	$11,211	$(1,299)

(1)	Includes fees associated with customer interest rate contracts
46

NOTE 10 - LEASES

IBERIABANK as Lessee

The Company leases certain branch and corporate offices, land and ATM facilities through operating leases with terms ranging from less than one year to 44 years. The Company has no financing leases (formerly capital leases). As discussed in Note 2, Recent Accounting Pronouncements, the Company adopted new guidance for leases on January 1, 2019 which requires that leases, whether classified as operating leases or financing leases, to be accounted for as the acquisition of a right-of-use asset (ROU asset) and a related lease liability recorded at the present value of the lease payments less any lease incentives. The ROU asset represents the Company’s right to use an underlying asset for the lease term and is included in other assets on the Company’s consolidated balance sheets. The lease liability represents the Company’s obligation to make lease payments and is included in other liabilities in the Company’s consolidated balance sheets. The cost of the lease is recognized on a straight-line basis over the lease term as lease expense. Prior to January 1, 2019, operating leases were not recorded on the balance sheet. See Note 2, Recent Accounting Pronouncements, for further discussion of the adoption of this new guidance.

Subsequent to the adoption of ASC 842 on January 1, 2019, the Company reviews new lease and service contracts to determine if the contracts contain an embedded lease. Since the Company’s lease agreements do not provide an implicit rate, the Company uses the corresponding FHLB Advance rate based on the lease term at commencement in determining the present value of lease payments. For leases with variable lease payments based on an index or rate, the present value will be determined using the index or rate at the lease commencement date. Changes in variable rent payments due to subsequent changes in the index or rate do not result in a re-measurement of the ROU asset or lease liability, but are recognized as expense in the period in which they occur. Certain of the Company’s leases contain options to either renew, extend or terminate the lease. During 2019, the exercise of existing renewal options became reasonably certain for several of the Company’s leases with current noncancelable terms ending in 2020. These renewal options had varying term lengths ranging from 1 to 5 years, and the payments associated with the renewal options were included in the measurement of the lease liability and ROU asset as of December 31, 2019. The Company also has lease agreements with lease and non-lease components, which are generally accounted for separately. Non-lease components, which primarily consist of common area maintenance, utilities, and janitorial services, are based on the stand-alone price of the services and expensed as incurred.

Operating lease expense for the years ended December 31, 2019, 2018, and 2017 totaled $27.3 million, $22.5 million, and $19.1 million, respectively. During the year ended December 31, 2019, the Company paid $27.7 million for amounts included in the measurement of lease liabilities and $44.2 million to obtain ROU assets.

The following summarizes the ROU asset and lease liabilities as of December 31, 2019:

(in thousands)
Right-of-use assets	$119,774
Lease liabilities	138,766
Weighted average remaining lease term	10.78 years
Weighted average discount rate	3.07%

Maturities of operating lease liabilities as of December 31, 2019 were as follows:

(in thousands)
2020	$25,928
2021	24,083
2022	21,663
2023	16,916
2024	12,598
2025 and thereafter	63,912
Total operating lease payments	$165,100
Less: Imputed interest	26,334
Total lease liabilities	$138,766
47

As of December 31, 2019, the Company had not entered into any material leases that had not yet commenced.

Minimum future annual rent commitments under lease agreements as of December 31, 2018 were as follows:

(in thousands)
2019	$21,750
2020	19,991
2021	16,921
2022	14,195
2023	9,182
2024 and thereafter	34,652
$116,691

IBERIABANK as Lessor

As a lessor, the Company engages in the leasing of equipment to commercial customers primarily through direct financing and sales-type leases. Direct financing and sales-type leases are similar to other forms of installment lending in that lessors generally do not retain benefits and risks incidental to ownership of the property subject to leases. Such arrangements are essentially financing transactions that permit lessees to acquire and use property. The new guidance on leases discussed above did not have a significant impact on the lessor model of accounting. As lessor, the sum of all minimum lease payments over the lease term and the estimated residual value, less unearned interest income, is recorded as the net investment in the lease on the commencement date and is included in loans and leases, net of unearned income in the consolidated balance sheet. Interest income is accrued as earned over the term of the lease based on the net investment in leases. Fees incurred to originate the lease are deferred on the commencement date and recognized as an adjustment of the yield on the lease.

The Company’s portfolio of direct financing and sales-type leases contains terms of 2 to 20 years. Some of these leases contain options to extend the leases for up to 12 months and/or to terminate the lease within one year. These direct financing and sales-type leases typically include a payment structure set at lease inception and do not provide any additional services. Expenses associated with the leased equipment, such as maintenance and insurance, are paid by the lessee directly to third parties. The lease agreement typically contains an option for the purchase of the leased property by the lessee at the end of the lease term at either the property’s residual value or a specified price. In all cases, the Company expects to sell or re-lease the equipment at the end of the lease term. Due to the nature and structure of the Company’s direct financing and sales-type leases, there is no selling profit or loss on these transactions.

At a lease’s inception, the Company determines the expected residual value of the leased property at the end of the lease term based on the type of equipment leased, location and usage, as well as the contractual return provisions in the lease agreement. Additionally, the Company utilizes multiple market sources of data to establish equipment values and in many cases engages certified appraisers to provide valuation analyses. In order to manage the risk associated with the residual value of its leased assets, lease agreements typically include various provisions designed to protect the value of the leased property, such as contractual equipment maintenance, use and return provisions, remarketing agreements, and lessee guarantees. In a few cases, the Company also obtains third-party guarantees to further manage residual risk in the portfolio. On an annual basis, leased properties with material residual values are reviewed for impairment.

The components of the Company’s net investment in leases as of December 31, 2019 were as follows:

(in thousands)
Lease payment receivable	$388,514
Unguaranteed residual assets	39,289
Total net investment in leases	$427,803

For the year ended December 31, 2019, interest income for direct financing or sales-type leases totaled $11.8 million. During the year ended December 31, 2019, there was no profit or loss recognized at the commencement date for direct financing or sales-type leases.

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Maturities of the Company’s lease receivables as of December 31, 2019 were as follows:

(in thousands)
2020	$87,184
2021	71,601
2022	65,336
2023	51,356
2024	35,746
2025 and thereafter	81,581
Total future minimum lease payments	$392,804
Less: Imputed interest	4,290
Lease receivables	$388,514

NOTE 11 - DEPOSITS

Interest-bearing deposits at December 31 are summarized as follows:

(in thousands)	2019	2018
Interest-bearing demand deposits	$4,821,252	$4,514,113
Money market accounts	9,121,283	8,237,291
Savings accounts	683,366	828,914
Time deposits	4,273,642	3,640,623
Total interest-bearing deposits	$18,899,543	$17,220,941

Time deposits that exceed the FDIC insurance limit of $250,000 at December 31, 2019 and 2018 were $1.5 billion and $1.1 billion, respectively.

Scheduled maturities of time deposits as of December 31, 2019 were as follows:

(in thousands)
Years ending December 31,
2020	$3,844,086
2021	308,955
2022	86,967
2023	17,440
2024	15,519
2025 and thereafter	675
$4,273,642

NOTE 12 - SHORT-TERM BORROWINGS

Short-term borrowings at December 31 are summarized as follows:

(in thousands)	2019	2018	2017
Federal Home Loan Bank advances	$-	$1,167,000	$475,000
Securities sold under agreements to repurchase	204,208	315,882	516,297
	$204,208	$1,482,882	$991,297

Balances of FHLB advances and securities sold under agreements to repurchase can fluctuate significantly on a day-to-day basis, depending on funding needs and which sources are used to satisfy those needs. All such arrangements are considered typical of the banking and brokerage industries and are accounted for as borrowings.

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Securities sold under agreements to repurchase, which are classified as secured borrowings, generally mature daily and are reflected at the amount of cash received in connection with the transaction. The Company may be required to provide additional collateral based on the fair value of the underlying securities.

Additional information on the Company’s short-term borrowings for the years indicated was as follows:

(in thousands)	2019	2018	2017
Outstanding at December 31	$204,208	$1,482,882	$991,297
Maximum month-end outstanding balance	1,354,567	1,482,882	2,197,105
Average daily outstanding balance	814,653	1,052,088	905,755
Average rate during the year	1.93%	1.40%	0.83%
Average rate at year end	0.47%	2.12%	0.82%

NOTE 13 - LONG-TERM DEBT

Long-term debt at December 31 is summarized as follows:

(in thousands)	2019	2018
IBERIABANK:
Federal Home Loan Bank advances, 0.98% to 7.04%	$1,188,584	$986,027
Notes payable - Investment fund contribution, 7 to 35 year term, 1.28% to 4.95% fixed, 7 to 35 year term, 1.28% to 6.82% fixed, respectively	34,993	60,014
	1,223,577	1,046,041
IBERIABANK Corporation (junior subordinated debt):
Statutory Trust I, 3 month LIBOR (1), plus 3.25%, issued November 2002	10,310	10,310
Statutory Trust II, 3 month LIBOR (1), plus 3.15%, issued June 2003	10,310	10,310
Statutory Trust III, 3 month LIBOR (1), plus 2.00%, issued September 2004	10,310	10,310
Statutory Trust IV, 3 month LIBOR (1), plus 1.60%, issued October 2006	15,464	15,464
American Horizons Statutory Trust I, 3 month LIBOR (1), plus 3.15%, assumed January 2005	6,186	6,186
Statutory Trust V, 3 month LIBOR (1), plus 1.435%, issued June 2007	10,310	10,310
Statutory Trust VI, 3 month LIBOR (1), plus 2.75%, issued November 2007	12,372	12,372
Statutory Trust VII, 3 month LIBOR (1), plus 2.54%, issued November 2007	13,403	13,403
Statutory Trust VIII, 3 month LIBOR (1), plus 3.50%, issued March 2008	7,217	7,217
OMNI Trust I, 3 month LIBOR (1), plus 3.30%, assumed May 2011	8,248	8,248
OMNI Trust II, 3 month LIBOR (1), plus 2.79%, assumed May 2011	7,732	7,732
GA Commerce Trust II, 3 month LIBOR (1), plus 1.64%, assumed May 2015	8,248	8,248
	120,110	120,110
	$1,343,687	$1,166,151

(1)	The interest rate on the Company’s long-term debt indexed to LIBOR is based on the 3-month LIBOR rate. The 3-month LIBOR rate was 1.91% and 2.81% at December 31, 2019 and 2018, respectively.

Outstanding FHLB advances are a mix of bullet and amortizing structures. Amortizing FHLB advances are amortized over periods ranging from 1.3 to 20.1 years, and have a balloon feature at maturity. Advances are collateralized by a blanket pledge of eligible loans, subject to contractual adjustments which reduce the borrowing base, as well as a secondary pledge of FHLB stock and FHLB demand deposits, the amount of which can exceed the amounts borrowed based on contractually required adjustments. Total additional FHLB advances available for both short-term borrowings and long-term debt at December 31, 2019 were $8.4 billion under the blanket floating lien including $1.3 billion from pledges of investment securities. The weighted average advance rate was 2.34% and 2.15% at December 31, 2019 and 2018, respectively.

50

Junior subordinated debt consists of a total of $120.1 million in junior subordinated deferrable interest debentures of the Company issued to statutory trusts that were funded by the issuance of floating rate capital securities of the trusts. The terms of the junior subordinated debt are 30 years, and they are callable at par by the Company any time after 5 years. Interest is payable quarterly and may be deferred at any time at the election of the Company for up to 20 consecutive quarterly periods. During a deferral period, the Company is subject to certain restrictions, including being prohibited from declaring and paying dividends to its common shareholders.

Advances and long-term debt at December 31, 2019 have maturities or call dates in future years as follows:

(in thousands)
2020	$582,371
2021	175,255
2022	10,564
2023	58,597
2024	6,242
2025 and thereafter	510,658
$1,343,687

NOTE 14 - INCOME TAXES

The provision for income tax expense consisted of the following for the years ended December 31:

(in thousands)	2019	2018	2017
Current expense (benefit)	$114,221	$(115,195)	$84,827
Deferred expense	30,703	153,518	71,257
Tax credits	(4,363)	(5,179)	(5,618)
Items charged to shareholders’ equity	(25,123)	(866)	-
	$115,438	$32,278	$150,466

There was a balance receivable of $4.3 million, $208.0 million, and $4.5 million for federal and state income taxes at December 31, 2019, 2018, and 2017, respectively. The provision for federal income taxes differs from the amount computed by applying the federal income tax statutory rate of 21 percent for the years ended December 31, 2019 and 2018 and 35 percent for the year ended December 31, 2017 on income before income tax expense as indicated in the following analysis for the years ended December 31:

(in thousands)	2019	2018	2017
Federal tax based on statutory rate	$104,914	$84,531	$102,508
Increase (decrease) resulting from:
Effect of tax-exempt income	(6,314)	(5,801)	(9,435)
Interest and other nondeductible expenses	10,429	6,464	9,605
State taxes, net of federal benefit	18,073	12,459	6,970
Tax credits	(4,363)	(5,179)	(5,618)
Other (1)	(7,301)	(60,196)	46,436
	$115,438	$32,278	$150,466
Effective tax rate	23.1%	8.0%	51.4%

(1) The composition of other items resulting in a net tax benefit of $7.3 million for the year ended December 31, 2019 included $3.5 million in an unrecognized state tax credit, $2.3 million related to the remeasurement of deferred tax assets as a result of state statutory rate changes and changes to the state nexus, and $0.9 million related to equity based compensation.

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The composition of other items resulting in a net tax benefit of $60.2 million for the year ended December 31, 2018 included a $6.6 million expense related to the finalization of accounting for the Sabadell United acquisition and its net impact from the remeasurement of deferred tax assets as a result of the passage of the Tax Act. In connection with filing its 2017 income tax returns, the Company recorded a non-core, permanent net income tax benefit of $65.3 million as a result of deductions associated with unrealized losses on securities and loans and depreciation on real and personal property.

The composition of other items resulting in a net tax expense of $46.4 million for the year ended December 31, 2017 included $51.0 million related to the estimated net impact from the remeasurement of deferred tax assets and liabilities as a result of the passage of the Tax Act in December 2017. This was partially offset by $3.0 million related to equity based compensation, $1.0 million resulting from the reversal of a prior year deferred tax asset impairment, and a $600 thousand benefit due to a deferred REIT distribution.

Significant components of deferred tax assets and liabilities at December 31 were as follows:

(in thousands)	2019	2018
Deferred tax assets:
NOL and credit carryforward	$18,061	$42,837
Allowance for credit losses	38,384	38,571
Deferred compensation	6,807	5,482
Basis difference in acquired assets and liabilities	8,967	9,228
OREO	1,234	32
Other	46,259	19,395
Gross deferred tax assets	119,712	115,545
Deferred tax liabilities:
Unrealized gains on loans and securities	(64,535)	(98,807)
Premises and equipment	(7,941)	(10,626)
Acquisition intangibles	(11,789)	(9,757)
Deferred loan costs	(6,834)	(5,814)
Basis difference in acquired assets and liabilities	(12,488)	(17,628)
Lease receivable	(79,795)	(37,844)
Other	(38,449)	(6,485)
Gross deferred tax liabilities	(221,831)	(186,961)
Net deferred tax liabilities	$(102,119)	$(71,416)

At December 31, 2019, the Company had cumulative federal net operating loss carryforwards of $35.7 million. These net operating loss carryforwards arising from acquisitions during 2015 expire over a 20-year period and will be utilized subject to annual Internal Revenue Code Section 382 limitations. No benefit was recognized at acquisition for net operating losses that will expire unused due to the IRS limitations.

At December 31, 2019, the Company had state net operating loss carryforwards of $169.5 million, resulting in a net state deferred tax asset of $7.7 million. These state carryforwards, if not utilized, will gradually expire through 2039.

The Company does not believe it has any unrecognized tax benefits included in its consolidated financial statements. The Company has not had any settlements in the current period with taxing authorities, nor has it recognized tax benefits as a result of a lapse of the applicable statute of limitations.

During the years ended December 31, 2019, 2018 and 2017, an immaterial amount of interest and penalty expense associated with state filings was recorded.

The Company files federal income tax returns, as well as returns in various state jurisdictions. The Company is subject to income tax examination by the IRS for the tax years 2014 and forward and is currently under examination by the IRS for the years 2014 to 2017.

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NOTE 15 - SHAREHOLDERS’ EQUITY, CAPITAL RATIOS AND OTHER REGULATORY MATTERS

Preferred Stock

On April 4, 2019, the Company issued and sold an aggregate of 4,000,000 depositary shares, each representing a 1/400th ownership interest in a share of the Company’s 6.100% Fixed-to-Floating Non-Cumulative Perpetual Preferred Stock, Series D, par value $1.00 per share, (“Series D Preferred Stock”), with a liquidation preference of $10,000 per share of Series D Preferred Stock (equivalent to $25 per depositary share), which represents $100.0 million in aggregate liquidation preference.

The following table presents a summary of the Company’s non-cumulative perpetual preferred stock at December 31:

					2019	2018
	Issuance Date	Earliest Redemption Date	Annual Dividend Rate	Liquidation Amount	Carrying Amount	Carrying Amount
(in thousands)
Series B Preferred Stock	8/5/2015	8/1/2025	6.625%	$80,000	$76,812	$76,812
Series C Preferred Stock	5/9/2016	5/1/2026	6.600%	57,500	55,285	55,285
Series D Preferred Stock	4/4/2019	5/1/2024	6.100%	100,000	96,388	-
				$237,500	$228,485	$132,097

Dividends will accrue and be payable on the Series B Preferred Stock, if declared by the Company’s Board of Directors, and will be paid semi-annually, in arrears, at an annual rate equal to 6.625% for each period from the issuance date up to and including August 1, 2025 and will be paid quarterly, in arrears, at an annual rate equal to three-month LIBOR plus 4.262% for each period after August 1, 2025. The Company may redeem the Series B Preferred Stock at its option, subject to regulatory approval, as described in the Company’s Registration Statement on Form 8-A, filed with the Securities and Exchange Commission on August 5, 2015.

Dividends will accrue and be payable on the Series C Preferred Stock, if declared by the Company’s Board of Directors, and will be paid quarterly, in arrears, at an annual rate equal to (i) 6.600% for each period from the issuance date to May 1, 2026 and (ii) three-month LIBOR plus 4.920% for each period on or after May 1, 2026. The Company may redeem the Series C Preferred Stock at its option, subject to regulatory approval, as described in the Company’s Registration Statement on Form 8-A, filed with the Securities and Exchange Commission on May 9, 2016.

Dividends will accrue and be payable on the Series D Preferred Stock, if declared by the Company’s Board of Directors, and (i) will be paid semi-annually, in arrears, at an annual rate equal to 6.100% for each period from the issuance date to May 1, 2024 and (ii) will be paid quarterly at an annual rate equal to three-month LIBOR plus 3.859% for each period on or after August 1, 2024. The Company may redeem the Series D Preferred Stock at its option, subject to regulatory approval, as described in the Company’s Registration Statement on Form 8-A, filed with the Securities and Exchange Commission on April 4, 2019.

Common Stock

In 2018, the Company’s Board of Directors authorized the repurchase of up to 2,765,000 shares of IBERIABANK Corporation’s outstanding common stock. The remaining shares available under this plan were repurchased during 2019. During 2019, the Company announced a new Board-approved share repurchase program for up to 1,600,000 shares, or approximately 3% of total common shares outstanding at the time of the announcement.

During 2019, the Company repurchased 2,700,000 common shares for approximately $204.7 million at a weighted average price of $75.83 per common share. During 2018, the Company repurchased 1,972,500 common shares for approximately $148.9 million, at a weighted average price of $75.46 per common share. The Company did not repurchase any common shares during 2017.

At December 31, 2019, there were approximately 1,165,000 remaining shares that may be repurchased under the current Board-approved plan. No further common stock repurchases are expected due to the pending merger with First Horizon.

53

Regulatory Capital

The Company and its subsidiary bank, IBERIABANK, are subject to various regulatory capital requirements administered by federal and state banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s consolidated financial statements. Under capital adequacy regulations and the regulatory framework for prompt corrective action, specific capital guidelines that involve quantitative measures of assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices must be met. The capital amounts and classification are also subject to qualitative judgments by the regulators about capital components, asset risk weightings and other factors.

Management believes that, as of December 31, 2019, the Company and IBERIABANK met all capital adequacy requirements to which they were subject. As of December 31, 2019, the most recent notification from the FRB categorized IBERIABANK as well-capitalized under the regulatory framework for prompt corrective action (the prompt corrective action requirements are not applicable to the Company). To be categorized as well-capitalized, an institution must maintain minimum Total Risk-Based, Tier 1 Risk-Based, Common Equity Tier 1, and Tier 1 Leverage ratios as set forth in the following table. There are no conditions or events since the notification that management believes have changed that categorization.

The Company’s and IBERIABANK’s actual capital amounts and ratios as of December 31 are presented in the following table.

	2019
	Minimum		Well-Capitalized		Actual
(in thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio
Tier 1 Leverage
Consolidated	$1,220,289	4.00%	N/A	N/A	$3,021,004	9.90%
IBERIABANK	1,217,638	4.00	$1,522,048	5.00	2,949,533	9.69
Common Equity Tier 1 (CET1)
Consolidated	$1,194,765	4.50%	N/A	N/A	$2,792,520	10.52%
IBERIABANK	1,191,062	4.50	$1,720,423	6.50	2,949,533	11.14
Tier 1 Risk-Based Capital
Consolidated	$1,593,020	6.00%	N/A	N/A	$3,021,004	11.38%
IBERIABANK	1,588,083	6.00	$2,117,444	8.00	2,949,533	11.14
Total Risk-Based Capital
Consolidated	$2,124,026	8.00%	N/A	N/A	$3,300,730	12.43%
IBERIABANK	2,117,444	8.00	$2,648,805	10.00	3,112,758	11.76

	2018
	Minimum		Well-Capitalized		Actual
(in thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio
Tier 1 Leverage
Consolidated	$1,168,343	4.00%	N/A	N/A	$2,812,863	9.63%
IBERIABANK	1,165,537	4.00	$1,456,921	5.00	2,733,099	9.38
Common Equity Tier 1 (CET1)
Consolidated	$1,125,405	4.50%	N/A	N/A	$2,680,766	10.72%
IBERIABANK	1,122,712	4.50	$1,621,695	6.50	2,733,099	10.95
Tier 1 Risk-Based Capital
Consolidated	$1,500,540	6.00%	N/A	N/A	$2,812,863	11.25%
IBERIABANK	1,496,949	6.00	$1,995,932	8.00	2,733,099	10.95
Total Risk-Based Capital
Consolidated	$2,000,720	8.00%	N/A	N/A	$3,084,764	12.33%
IBERIABANK	1,995,932	8.00	$2,494,915	10.00	2,888,500	11.58
54

Minimum capital ratios are subject to a capital conservation buffer. In order to avoid limitations on distributions, including dividend payments, and certain discretionary bonus payments to executive officers, an institution must hold a capital conservation buffer above its minimum risk-based capital requirements. This capital conservation buffer is calculated as the lowest of the differences between the actual CET1 ratio, Tier 1 Risk-Based Capital ratio, and Total Risk-Based Capital ratio and the corresponding minimum ratios. At December 31, 2019, the required minimum capital conservation buffer was 2.50%, At December 31, 2019, the capital conservation buffers of the Company and IBERIABANK were 4.43% and 3.76%, respectively.

Restrictions on Dividends, Loans and Advances

IBERIABANK is restricted under applicable laws in the payment of dividends to an amount equal to current year earnings plus undistributed earnings for the immediately preceding year, unless prior permission is received from the Commissioner of Financial Institutions for the State of Louisiana. Dividends payable by IBERIABANK in 2020 without permission are limited to 2020 earnings plus an additional $199.6 million.

Funds available for loans or advances by IBERIABANK to the Parent amounted to $311.3 million. In addition, any dividends that may be paid by IBERIABANK to the Parent would be restricted if IBERIABANK did not comply with the above-described capital conservation buffer requirements and would be prohibited if the effect thereof would cause IBERIABANK’s capital to be reduced below applicable minimum capital requirements.

During any deferral period under the Company’s junior subordinated debt, the Company would be prohibited from declaring and paying dividends to preferred and common shareholders. See Note 13 to the Consolidated Financial Statements for additional information.

In addition, so long as any shares of Series B Preferred Stock, Series C Preferred Stock, or Series D Preferred Stock remain outstanding, the Company is prohibited from paying dividends on common stock if the required payments on the Preferred Stock have not been made.

NOTE 16 - EARNINGS PER SHARE

The computations of basic and diluted earnings per share were as follows:

	For the Years Ended December 31,
(in thousands, except per share data)	2019	2018	2017
Earnings per common share - Basic
Net income	$384,155	$370,249	$142,413
Preferred stock dividends	(12,602)	(9,095)	(9,095)
Dividends and undistributed earnings allocated to unvested restricted shares	(3,559)	(3,583)	(1,210)
Earnings allocated to common shareholders - basic	$367,994	$357,571	$132,108
Weighted average common shares outstanding	52,826	55,008	50,640
Earnings per common share - basic	6.97	6.50	2.61

Earnings per common share - Diluted
Earnings allocated to common shareholders - basic	$367,994	$357,571	$132,108
Dividends and undistributed earnings allocated to unvested restricted shares	6	(49)	(1)
Earnings allocated to common shareholders - diluted	$368,000	$357,522	$132,107
Weighted average common shares outstanding	52,826	55,008	50,640
Dilutive potential common shares	327	352	352
Weighted average common shares outstanding - diluted	53,153	55,360	50,992
Earnings per common share - diluted	$6.92	$6.46	$2.59

For the years ended December 31, 2019, 2018, and 2017, the calculations for basic shares outstanding exclude the weighted average shares owned by the RRP of 512,969, 564,973, and 467,601, respectively.

55

The effects from the assumed exercises of 152,416, 154,397, and 71,260 stock options were not included in the computation of diluted earnings per share for the years ended December 31, 2019, 2018, and 2017, respectively, because they were antidilutive.

NOTE 17 - SHARE-BASED COMPENSATION AND OTHER EMPLOYEE BENEFIT PLANS

The Company has various types of share-based compensation plans that permit the granting of awards in the form of stock options, restricted stock, restricted share units, and phantom stock. These plans are administered by the Compensation Committee of the Board of Directors, which selects persons eligible to receive awards and determines the terms, conditions and other provisions of the awards. At December 31, 2019, awards of 3,205,153 shares could be made under approved incentive compensation plans. The Company issues shares to fulfill stock option exercises and restricted share units and restricted stock awards vesting from available authorized common shares. At December 31, 2019, the Company believes there were adequate authorized shares to satisfy anticipated stock option exercises and restricted share unit and restricted stock award vesting.

Stock option awards

The Company issues stock options under various plans to directors, officers and other key employees. The option exercise price cannot be less than the fair value of the underlying common stock as of the date of the option grant and the maximum option term cannot exceed ten years.

The following table represents the activity related to stock options during the periods indicated:

	Number of Shares	Weighted Average Exercise Price	Aggregate Intrinsic Value (in thousands)	Weighted Average Remaining Contract Life (in years)
Outstanding options, December 31, 2016	721,538	$55.38
Granted	80,557	84.78
Exercised	(85,221)	55.45	$2,098
Forfeited or expired	(30,508)	68.46
Outstanding options, December 31, 2017	686,366	$58.24
Granted	97,620	82.02
Exercised	(42,047)	53.07	1,242
Forfeited or expired	(27,519)	68.30
Outstanding options, December 31, 2018	714,420	$61.41
Granted	127,090	70.34
Exercised	(122,143)	54.39	2,575
Forfeited or expired	(13,570)	72.52
Outstanding options, December 31, 2019	705,797	$64.02	$8,926	5.4

Exercisable options, December 31, 2017	455,010	$55.77
Exercisable options, December 31, 2018	501,815	56.75
Exercisable options, December 31, 2019	463,595	59.13	$7,796	3.9

The Company uses the Black-Scholes option pricing model to estimate the fair value of stock option awards. The following weighted-average assumptions were used for option awards issued during the years ended December 31:

	2019	2018	2017
Expected dividends	2.3%	1.8%	1.7%
Expected volatility	24.5%	24.3%	25.0%
Risk-free interest rate	2.5%	2.7%	2.1%
Expected term (in years)	5.7	5.8	5.8
Weighted-average grant-date fair value	$14.44	$18.48	$18.86
56

The assumptions above are based on multiple factors, including historical stock option exercise patterns and post-vesting employment termination behaviors, expected future exercise patterns and the expected volatility of the Company’s stock price.

The following table represents the compensation expense that is included in non-interest expense and related income tax benefits in the accompanying consolidated statements of comprehensive income related to stock options for the years ended December 31:

(in thousands)	2019	2018	2017
Compensation expense related to stock options	$1,408	$1,280	$1,470
Income tax benefit related to stock options	103	93	124

At December 31, 2019, there was $2.1 million of unrecognized compensation expense related to stock options that is expected to be recognized over a weighted-average period of 2.6 years.

Restricted stock awards

The Company issues restricted stock under various plans for certain officers and directors. The restricted stock awards may not be sold or otherwise transferred until certain restrictions have lapsed. The holders of the restricted stock receive dividends and have the right to vote the shares. The compensation expense for these awards is determined based on the market price of the Company’s common stock at the date of grant applied to the total number of shares granted and is recognized over the vesting period (generally three to five years). As of December 31, 2019 and 2018, unrecognized share-based compensation expense associated with these awards totaled $27.5 million and $27.1 million, respectively. The unrecognized compensation expense related to restricted stock awards at December 31, 2019 is expected to be recognized over a weighted-average period of 1.1 years.

In connection with the merger agreement with First Horizon, the Compensation Committee of the Board of Directors accelerated the vesting of the performance-based restricted stock awards previously awarded as a special acquisition incentive, held by certain executive officers, such that the restricted stock awards became fully vested upon the execution of the merger agreement. The value of these shares at the merger execution date was $7.3 million. In addition, 123,274 restricted stock awards were granted to certain executive officers on November 18, 2019 in connection with the merger agreement. These awards do not have any performance criteria attached to them.

Restricted share units

The Company issues restricted share units to certain of its executive officers. Restricted share units vest after the end of a three year performance period, based on satisfaction of the market and performance conditions set forth in the restricted share unit agreements. Recipients do not possess voting or investment power over the common stock underlying such units until vesting. The grant date fair value of these restricted share units is the same as the value of the corresponding number of shares of common stock, adjusted for assumptions surrounding the market-based conditions contained in the respective agreements. See Note 1, Summary of Significant Accounting Policies, for further discussion of restricted share units with market or performance conditions.

The following table represents the compensation expense that was included in non-interest expense and related income tax benefits in the accompanying consolidated statements of comprehensive income related to restricted stock awards and restricted share units for the years ended December 31:

(in thousands)	2019	2018	2017
Compensation expense related to restricted stock awards and restricted share units	$23,176	$18,998	$14,966
Income tax benefit related to restricted stock awards and restricted share units	4,395	3,990	2,809
57

The following table represents unvested restricted stock award and restricted share unit activity for the years ended December 31:

	2019	2018	2017
Number of shares at beginning of period	700,628	738,187	543,261
Granted	344,018	231,064	421,198
Forfeited	(21,656)	(72,217)	(31,699)
Vested	(342,077)	(196,406)	(194,573)
Number of shares at end of period	680,913	700,628	738,187

The weighted average grant date fair value of restricted stock awards and restricted share units granted was $71.81, $80.98, and $82.49 for the years ended December 31, 2019, 2018, and 2017, respectively. The total fair value of restricted stock awards and restricted share units vested during the years ended December 31, 2019, 2018, and 2017 was $28.5 million, $16.3 million, and $16.4 million, respectively.

Phantom stock awards

The Company issues phantom stock awards to certain key officers and employees. The awards are subject to a vesting period of five years and are paid out in cash upon vesting. The amount paid per vesting period is calculated as the number of vested “share equivalents” multiplied by the closing market price of a share of the Company’s common stock on the vesting date. Share equivalents are calculated on the date of grant as the total award’s dollar value divided by the closing market price of a share of the Company’s common stock on the grant date.

The following table represents compensation expense recorded for phantom stock based on the number of share equivalents vested at December 31 of the years indicated and the current market price of the Company’s stock at that time:

(in thousands)	2019	2018	2017
Compensation expense related to phantom stock	$10,160	$8,141	$10,756

The following table represents phantom stock award activity during the periods indicated:

(in thousands)	Number of share equivalents (1)	Value of share equivalents (2)
Balance, December 31, 2016	472,830	$39,600
Granted	118,408	9,177
Forfeited share equivalents	(34,968)	2,710
Vested share equivalents	(162,426)	13,515
Balance, December 31, 2017	393,844	$30,523
Granted	157,044	10,095
Forfeited share equivalents	(63,276)	4,067
Vested share equivalents	(134,205)	11,156
Balance, December 31, 2018	353,407	$22,717
Granted	192,524	14,407
Forfeited share equivalents	(34,362)	2,571
Vested share equivalents	(112,052)	34,566
Balance, December 31, 2019	399,517	$29,896

(1)	Number of share equivalents includes all reinvested dividend equivalents for the years indicated.

(2)	Except for share equivalents at the beginning of each period, which are based on the value at that time, and vested share payments, which are based on the cash paid at the time of vesting, the value of share equivalents is calculated based on the market price of the Company’s stock at the end of the respective periods. The market price of the Company’s stock was $74.83, $64.28 and $77.50 on December 31, 2019, 2018, and 2017, respectively.
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401(k) defined contribution plan

The Company has a 401(k) Profit Sharing Plan covering substantially all of its employees. Annual employer contributions to the Plan are set by the Board of Directors. The Company made contributions of $4.0 million, $3.7 million, and $3.5 million for the years ended December 31, 2019, 2018, and 2017, respectively. The Plan provides, among other things, that participants in the Plan be able to direct the investment of their account balances within the Profit Sharing Plan into alternative investment funds. Participant deferrals under the salary reduction election may be matched by the employer based on a percentage to be determined annually by the employer.

NOTE 18 - COMMITMENTS AND CONTINGENCIES

Off-balance sheet commitments

In the normal course of business, to meet the financing needs of its customers, the Company is a party to credit-related financial instruments, with risk not reflected in the consolidated financial statements. These financial instruments include commitments to extend credit, standby letters of credit, and commercial letters of credit. Such commitments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets. The credit policies used for these commitments are consistent with those used for on-balance sheet instruments. The Company’s exposure to credit loss in the event of non-performance by its customers under such commitments or letters of credit represents the contractual amount of the financial instruments as indicated in the table below. At December 31, 2019 and 2018, the fair value of guarantees under commercial and standby letters of credit was $3.3 million and $2.4 million, respectively. This fair value will decrease as the existing commercial and standby letters of credit approach their expiration dates.

At December 31, 2019 and 2018, respectively, the Company had the following financial instruments outstanding and related reserves, whose contract amounts represent credit risk:

(in thousands)	December 31, 2019	December 31, 2018
Commitments to extend credit	$806,164	$642,162
Unfunded commitments under lines of credit	7,240,808	6,883,963
Commercial and standby letters of credit	327,336	240,436
Reserve for unfunded lending commitments	16,637	14,830

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee by the borrower. Since many of the commitments are expected to be drawn upon, the total commitment amount generally represents future cash requirements. The Company evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral, if any, is based on management’s credit evaluation of the customer.

Unfunded commitments under commercial lines of credit, revolving credit lines, and overdraft protection agreements are commitments for possible future extensions of credit to existing customers. Many of these types of commitments do not contain a specified maturity date and may not be drawn upon to the total extent to which the Company is committed. See Note 5, Allowance for Credit Losses and Credit Quality, for additional information related to the Company’s reserve for unfunded lending commitments.

Commercial and standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. These guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper issuance, bond financing, and similar transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. When necessary, they are collateralized, generally in the form of marketable securities and cash equivalents.

59

Legal proceedings

The nature of the business of the Company’s banking and other subsidiaries ordinarily results in a certain amount of claims, litigation, investigations, and legal and administrative cases and proceedings, which are considered incidental to the normal conduct of business. Some of these claims are against entities or assets of which the Company is a successor or acquired in business acquisitions. The Company has asserted defenses to these claims and, with respect to such legal proceedings, intends to continue to defend itself vigorously, litigating or settling cases according to management’s judgment as to what is in the best interest of the Company and its shareholders.

In July of 2016, the Company received a subpoena from the Office of Inspector General of the U.S. Department of Housing and Urban Development (“HUD”) requesting information on certain previously originated loans insured by the Federal Housing Administration (“FHA”) as well as other documents regarding the Company’s FHA-related policies and practices. After the Company complied with the subpoena, attorneys from the Department of Justice (“DOJ”) informed the Company in late March of 2017 that a civil qui tam suit had been filed against the Company in federal court involving the subject matter of the HUD subpoena. The HUD lawsuit was settled on December 11, 2017 in the amount of $11.7 million. On February 2, 2018, IBERIABANK filed a lawsuit in the United States District Court for the Eastern District of Louisiana (New Orleans) against Illinois Union Insurance Company and Travelers Casualty and Surety Company of America in an effort to recover the $11.7 million it paid to settle the HUD matter. IBERIABANK filed that lawsuit to recover the insurance proceeds to which it claims to be entitled under certain Bankers’ Professional Liability insurance policies issued by defendants Illinois Union and Travelers. More specifically, IBERIABANK alleges that the insurers have failed to honor their obligations under the policies to pay IBERIABANK’s losses in connection with the $11.7 million settlement of disputed allegations relating to IBERIABANK’s professional services in connection with certain mortgage loans insured by the FHA. The judge in the federal lawsuit granted a motion for summary judgment thereby dismissing the case. The Company has appealed that decision to the United States Court of Appeals for the Fifth Circuit. The appeal seeks reversal of the summary judgment such that the case can be remanded to the district court in an effort to recover the $11.7 million.

Four purported holders of IBKC common stock have filed four putative stockholder class action complaints against IBKC and the members of IBKC’s board of directors. The complaints are captioned as follows: Wang v. IBKC, et al., No. 20-0105-LAP (S.D.N.Y filed January 6, 2020); Parshall v. IBKC, et al., No.20-00027-LPS (D. Del. filed January 8, 2020, includes First Horizon as a Defendant); Hertz v. IBKC, et al., No. 20-00267-MKB-LB (E.D.N.Y filed January 16, 2020); and Cooksey v. IBKC, et al., No. 20-00431-FB-RER (E.D.N.Y. filed January 26, 2020).

The complaints assert claims under Section 14(a) of the Exchange Act and Rule 14a-9 thereunder against IBKC and the members of IBKC’s board of directors and under Section 20(a) of the Exchange Act against the members of IBKC’s board of directors for allegedly disseminating a false and misleading registration statement on Form S-4, filed by First Horizon with the SEC on December 31, 2019. Among other remedies, the plaintiffs seeks to enjoin the Merger and any shareholder vote on the Merger and rescind the Merger or recover damages in the event the Merger is completed. The courts have not acted on the complaints, and no relief has been granted in any of the lawsuits as of this time. The defendants believe the claims and allegations are without merit.

The Company assesses its liabilities and contingencies in connection with outstanding legal proceedings utilizing the latest information available. Where it is probable that the Company will incur a loss and the amount of the loss can be reasonably estimated, the Company records a liability in its consolidated financial statements. These legal reserves may be increased or decreased to reflect any relevant developments on a quarterly basis. Where a loss is not probable or the amount of loss is not estimable, the Company does not accrue legal reserves. While the outcome of legal proceedings is inherently uncertain, based on information currently available and available insurance coverage, the Company’s management believes that it has established appropriate legal reserves. Any incremental liabilities arising from pending legal proceedings are not expected to have a material adverse effect on the Company’s consolidated financial statements. However, it is possible that the ultimate resolution of these matters, if unfavorable, may be material to the Company’s consolidated financial statements.

As of the date of this filing, the Company believes the amount of losses associated with legal proceedings that it is reasonably possible to incur above amounts already accrued and reported as of December 31, 2019 is not material.

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NOTE 19 - FAIR VALUE MEASUREMENTS

Recurring fair value measurements

The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis as of December 31, 2019 and 2018 and their classification within the fair value hierarchy. See Note 1, Summary of Significant Accounting Policies, for a description of how fair value measurements are determined.

	December 31, 2019
(in thousands)	Level 1	Level 2	Level 3	Total
Assets
Securities available for sale	$-	$3,933,360	$-	$3,933,360
Mortgage loans held for sale	-	213,357	-	213,357
Mortgage loans held for investment, at fair value option	-	-	2,792	2,792
Derivative instruments	-	104,151	-	104,151
Total	$-	$4,250,868	$2,792	$4,253,660
Liabilities
Derivative instruments	$-	$11,799	$-	$11,799
Total	$-	$11,799	$-	$11,799

	December 31, 2018
	Level 1	Level 2	Level 3	Total
Assets
Securities available for sale	$-	$4,783,579	$-	$4,783,579
Mortgage loans held for sale	-	107,734	-	107,734
Mortgage loans held for investment, at fair value option	-	-	3,143	3,143
Derivative instruments	-	27,048	-	27,048
Total	$-	$4,918,361	$3,143	$4,921,504
Liabilities
Derivative instruments	$-	$22,124	$-	$22,124
Total	$-	$22,124	$-	$22,124

During 2019 and 2018, there were no transfers between the Level 1 and Level 2 fair value categories.

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Non-recurring fair value measurements

The Company holds certain assets that are measured at fair value only in certain circumstances, such as impairment. The following table presents information about the Company’s assets that are measured at fair value and still held as of December 31, 2019 and 2018 for which a non-recurring fair value adjustment was recorded during the years then ended. See Note 1, Summary of Significant Accounting Policies, for a description of how fair value measurements are determined.

	December 31, 2019
(in thousands)	Level 1	Level 2	Level 3	Total
Assets
Impaired loans	$-	$-	$74,763	$74,763
OREO, net	-	-	4,907	4,907
Total	$-	$-	$79,670	$79,670

	December 31, 2018
	Level 1	Level 2	Level 3	Total
Assets
Impaired loans	$-	$-	$65,914	$65,914
OREO, net	-	-	6,433	6,433
Total	$-	$-	$72,347	$72,347

The Company did not record any liabilities at fair value for which measurement of the fair value was made on a non-recurring basis as of December 31, 2019 and 2018.

Fair value option

The Company has elected the fair value option for originated residential mortgage loans held for sale, which allows for a more effective offset of the changes in fair values of the loans and the derivative instruments used to hedge them without the burden of complying with the requirements for hedge accounting. The Company also has a portion of mortgage loans held for investment for which the fair value option was elected upon origination and which continue to be accounted for at fair value at December 31, 2019 and 2018, respectively.

The following table summarizes the difference between the aggregate fair value and the aggregate unpaid principal balance for mortgage loans held for sale and mortgage loans held for investment measured at fair value:

	December 31, 2019			December 31, 2018
(in thousands)	Aggregate Fair Value	Aggregate Unpaid Principal	Aggregate Fair Value Less Unpaid Principal	Aggregate Fair Value	Aggregate Unpaid Principal	Aggregate Fair Value Less Unpaid Principal
Mortgage loans held for sale, at fair value	$213,357	$207,481	$5,876	$107,734	$104,345	$3,389
Mortgage loans held for investment, at fair value	2,792	2,922	(130)	3,143	3,595	(452)
62

Interest income on mortgage loans held for sale and mortgage loans held for investment at fair value option is recognized based on contractual rates and is reflected in interest income on loans held for sale in the consolidated statements of comprehensive income. The following table details net gains (losses) resulting from the change in fair value of loans that were recorded in mortgage income in the consolidated statements of comprehensive income for the years ended December 31, 2019, 2018 and 2017. The changes in fair value are mostly offset by economic hedging activities, with an insignificant portion of these changes attributable to changes in instrument-specific credit risk.

	Net Gains (Losses) Resulting From Changes in Fair Value
	For the Years Ended December 31,
(in thousands)	2019	2018	2017
Fair value option
Mortgage loans held for sale, at fair value	$2,486	$(251)	$944
Mortgage loans held for investment, at fair value	18	(1,542)	(204)
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NOTE 20 - FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amount and estimated fair values of the Company’s financial instruments, as well as the level within the fair value hierarchy, are included in the tables below. See Note 1, Summary of Significant Accounting Policies, for a description of how fair value measurements are determined.

		December 31, 2019
(in thousands)		Carrying Amount	Fair Value	Level 1	Level 2	Level 3
Measurement Category
Fair Value
	Financial Assets
	Securities available for sale	$3,933,360	$3,933,360	$-	$3,933,360	$-
	Mortgage loans held for sale	213,357	213,357	-	213,357	-
	Mortgage loans held for investment, at fair value option	2,792	2,792	-	-	2,792
	Derivative instruments	104,151	104,151	-	104,151	-

	Financial Liabilities
	Derivative instruments	11,799	11,799	-	11,799	-

Amortized Cost
	Financial Assets
	Cash and cash equivalents	$894,723	$894,723	$894,723	$-	$-
	Securities held to maturity	182,961	189,899	-	189,899	-
	Loans and leases, carried at amortized cost, net of unearned income and allowance for loan and lease losses	23,874,911	23,732,650	-	-	23,732,650

	Financial Liabilities
	Deposits	25,219,349	25,229,566	-	25,229,566	-
	Short-term borrowings	204,208	204,208	204,208	-	-
	Long-term debt	1,343,687	1,296,696	-	-	1,296,696
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		December 31, 2018
(in thousands)		Carrying Amount	Fair Value	Level 1	Level 2	Level 3
Measurement Category
Fair Value
	Financial Assets
	Securities available for sale	$4,783,579	$4,783,579	$-	$4,783,579	$-
	Mortgage loans held for sale	107,734	107,734	-	107,734	-
	Mortgage loans held for investment, at fair value option	3,143	3,143	-	-	3,143
	Derivative instruments	27,048	27,048	-	27,048	-

	Financial Liabilities
	Derivative instruments	22,124	22,124	-	22,124	-

Amortized Cost
	Financial Assets
	Cash and cash equivalents	$690,453	$690,453	$690,453	$-	$-
	Securities held to maturity	207,446	204,277	-	204,277	-
	Loans and leases, carried at amortized cost, net of unearned income and allowance for loan and lease losses	22,376,101	22,088,236	-	-	22,088,236

	Financial Liabilities
	Deposits	23,763,431	23,752,139	-	23,752,139	-
	Short-term borrowings	1,482,882	1,482,882	315,882	1,167,000	-
	Long-term debt	1,166,151	1,154,062	-	-	1,154,062

The fair value estimates presented herein are based upon pertinent information available to management as of December 31, 2019 and 2018. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since these dates and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.

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NOTE 21 - RELATED PARTY TRANSACTIONS

In the ordinary course of business, the Company may execute transactions with various related parties. Examples of such transactions may include lending or deposit arrangements, transfers of financial assets, services for administrative support, and other miscellaneous items.

The Company has granted loans to executive officers and directors and their affiliates. These loans, including the related principal additions, principal payments, and unfunded commitments are not material to the consolidated financial statements at December 31, 2019 and 2018. There were no outstanding loans to such related parties classified as non-accrual, past due, or troubled debt restructurings at December 31, 2019 and 2018.

Deposits from related parties held by the Company were not material at December 31, 2019 and 2018.

NOTE 22 - BUSINESS SEGMENTS

Each of the Company’s reportable operating segments serves the specific needs of the Company’s customers based on the products and services it offers. The reportable segments are based upon those revenue-producing components for which separate financial information is produced internally and primarily reflect the manner in which resources are allocated and performance is assessed. Further, the reportable operating segments are also determined based on the quantitative thresholds prescribed within ASC Topic 280, Segment Reporting, and consideration of the usefulness of the information to the users of the consolidated financial statements.

The Company reports the results of its operations through three reportable segments: IBERIABANK, Mortgage, and LTC. The IBERIABANK segment represents the Company’s commercial and retail banking functions, including its lending, investment, and deposit activities. IBERIABANK also includes the Company’s wealth management, capital markets, and other corporate functions. The Mortgage segment represents the Company’s origination, funding, and subsequent sale of one-to-four family residential mortgage loans. The LTC segment represents the Company’s title insurance and loan closing services.

Certain expenses not directly attributable to a specific reportable segment are allocated to segments based on pre-determined methods that reflect utilization. Also within IBERIABANK are certain reconciling items that translate reportable segment results into consolidated results. The following tables present certain information regarding operations by reportable segment, including a reconciliation of segment results to reported consolidated results for the periods presented. Reconciling items between segment results and reported results include:

•	Elimination of interest income and interest expense representing interest earned by IBERIABANK on interest-bearing checking accounts held by related companies, as well as the elimination of the related deposit balances at the IBERIABANK segment;

•	Elimination of investment in subsidiary balances on certain operating segments included in total and average segment assets; and

•	Elimination of intercompany due to and due from balances on certain operating segments that are included in total and average segment assets.

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	Year Ended December 31, 2019
(in thousands)	IBERIABANK	Mortgage	LTC	Consolidated
Interest and dividend income	$1,301,901	$8,104	$3	$1,310,008
Interest expense	320,362	-	-	320,362
Net interest income	981,539	8,104	3	989,646
Provision for (reversal of) credit losses	41,710	(53)	-	41,657
Mortgage income	-	63,030	-	63,030
Title revenue	-	-	25,928	25,928
Other non-interest income (expense)	145,317	104	(19)	145,402
Allocated expenses (income)	(14,495)	10,640	3,855	-
Non-interest expense	611,794	51,734	19,228	682,756
Income before income tax expense	487,847	8,917	2,829	499,593
Income tax expense	112,624	2,051	763	115,438
Net income	$375,223	$6,866	$2,066	$384,155
Total loans, leases, and loans held for sale, net of unearned income	$24,003,854	$231,002	$-	$24,234,856
Total assets	31,413,998	271,382	28,070	31,713,450
Total deposits	25,200,205	19,144	-	25,219,349
Average assets	31,121,870	230,241	25,757	31,377,868

	Year Ended December 31, 2018
(in thousands)	IBERIABANK	Mortgage	LTC	Consolidated
Interest and dividend income	$1,215,668	$5,958	$3	$1,221,629
Interest expense	208,381	-	-	208,381
Net interest income	1,007,287	5,958	3	1,013,248
Provision for (reversal of) credit losses	40,429	(44)	-	40,385
Mortgage income	-	46,424	-	46,424
Title revenue	-	-	24,149	24,149
Other non-interest income (expense)	81,588	(95)	496	81,989
Allocated expenses (income)	(13,437)	9,847	3,590	-
Non-interest expense	660,804	43,021	19,073	722,898
Income (loss) before income tax expense	401,079	(537)	1,985	402,527
Income tax expense (benefit)	32,436	(52)	(106)	32,278
Net income (loss)	$368,643	$(485)	$2,091	$370,249
Total loans, leases, and loans held for sale, net of unearned income	$22,493,809	$133,740	$-	$22,627,549
Total assets	30,645,000	162,599	25,416	30,833,015
Total deposits	23,754,512	8,919	-	23,763,431
Average assets	29,400,755	153,717	23,554	29,578,026
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	Year Ended December 31, 2017
(in thousands)	IBERIABANK	Mortgage	LTC	Consolidated
Interest and dividend income	$906,521	$7,260	$2	$913,783
Interest expense	104,937	-	-	104,937
Net interest income	801,584	7,260	2	808,846
Provision for (reversal of) credit losses	51,797	(89)	-	51,708
Mortgage income	-	63,570	-	63,570
Title revenue	-	-	21,972	21,972
Other non-interest income (expense)	116,659	(42)	(12)	116,605
Allocated expenses (income)	(13,293)	10,041	3,252	-
Non-interest expense	575,865	73,587	16,954	666,406
Income (loss) before income tax expense	303,874	(12,751)	1,756	292,879
Income tax expense (benefit)	156,407	(5,771)	(170)	150,466
Net income (loss)	$147,467	$(6,980)	$1,926	$142,413
Total loans, leases, and loans held for sale, net of unearned income	$20,028,840	$184,257	$-	$20,213,097
Total assets	27,672,906	208,710	22,513	27,904,129
Total deposits	21,462,776	3,941	-	21,466,717
Average assets	24,228,436	229,364	22,856	24,480,656

NOTE 23 - CONDENSED PARENT COMPANY ONLY FINANCIAL STATEMENTS

Condensed financial statements of the Parent are shown below. The Parent has no significant operating activities.

Condensed Balance Sheets

(in thousands)	December 31,
	2019	2018
Assets
Cash in bank	$160,171	$179,545
Investments in subsidiaries	4,308,843	4,008,802
Other assets	63,205	53,832
	$4,532,219	$4,242,179
Liabilities and Shareholders’ Equity
Liabilities	$195,485	$185,902
Shareholders’ equity	4,336,734	4,056,277
	$4,532,219	$4,242,179
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Condensed Statements of Income

	Year Ended December 31,
(in thousands)	2019	2018	2017
Operating income
Reimbursement of management expenses	$85,796	$83,262	$76,177
Other income	190,407	245,213	146,796
Total operating income	276,203	328,475	222,973
Operating expenses
Interest expense	6,088	6,008	5,168
Salaries and employee benefits expense	62,938	55,436	55,013
Other expenses	25,106	28,963	32,965
Total operating expenses	94,132	90,407	93,146
Income before income tax (benefit) expense and equity in undistributed earnings of subsidiaries	182,071	238,068	129,827
Income tax (benefit) expense	(600)	799	3,123
Income before equity in undistributed earnings of subsidiaries	182,671	237,269	126,704
Equity in undistributed earnings of subsidiaries	201,484	132,980	15,709
Net income	384,155	370,249	142,413
Less: Preferred stock dividends	12,602	9,095	9,095
Net income available to common shareholders	$371,553	$361,154	$133,318
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Condensed Statements of Cash Flows

(in thousands)	Year Ended December 31,
	2019	2018	2017
Cash Flows from Operating Activities
Net income	$384,155	$370,249	$142,413
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	309	145	62
Net income of subsidiaries	(391,484)	(377,974)	(160,206)
Share-based compensation expense - equity awards	24,584	20,278	16,436
Other operating activities, net	(9,828)	491	(4,256)
Net Cash Provided by (Used in) Operating Activities	7,736	13,189	(5,551)
Cash Flows from Investing Activities
Cash paid in excess of cash received for acquisitions	-	(7)	(809,159)
Purchases of premises and equipment	(292)	(52)	(105)
Return of capital from subsidiary	190,000	245,000	144,500
Other investing activities, net	(301)	(1,500)	-
Net Cash Provided by (Used in) Investing Activities	189,407	243,441	(664,764)
Cash Flows from Financing Activities
Cash dividends paid on common stock	(92,190)	(84,782)	(72,772)
Cash dividends paid on preferred stock	(12,602)	(9,095)	(9,095)
Net share-based compensation stock transactions	(3,373)	(3,226)	(832)
Payments to repurchase common stock	(204,740)	(148,855)	-
Net proceeds from issuance of common stock	-	-	485,151
Net proceeds from issuance of preferred stock	96,388	-	-
Other financing activities, net	-	-	(56)
Net Cash Provided by (Used In) Financing Activities	(216,517)	(245,958)	402,396
Net Increase (Decrease) in Cash and Cash Equivalents	(19,374)	10,672	(267,919)
Cash and Cash Equivalents at Beginning of Period	179,545	168,873	436,792
Cash and Cash Equivalents at End of Period	$160,171	$179,545	$168,873
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